Exhibit 10(a)

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                            $8,300,000,000

                           CREDIT AGREEMENT

                                among

               TIME WARNER ENTERTAINMENT COMPANY, L.P.
        TIME WARNER ENTERTAINMENT-ADVANCE/NEWHOUSE PARTNERSHIP
                            TWI CABLE INC.
                             As Borrowers

                                 and

                            CHEMICAL BANK
                       As Administrative Agent

                                 and

        BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                         THE BANK OF NEW YORK
              MORGAN GUARANTY TRUST COMPANY OF NEW YORK
               As Documentation and Syndication Agents

                                 and

                THE LENDING INSTITUTIONS LISTED HEREIN

                      Dated as of June 30, 1995





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                        CREDIT AGREEMENT ("Agreement") dated as of
            June 30, 1995 among TIME WARNER ENTERTAINMENT COMPANY, L.P., a Delaware limited partnership ("TWE"), TIME WARNER ENTERTAINMENT-ADVANCE/NEWHOUSE PARTNERSHIP, a New York general partnership ("TWEAN"), TWI CABLE INC., a Delaware corporation ("TWI Cable"), the lenders listed in Schedule
            2.01 (each, a "Lender" and collectively, the "Lenders"), CHEMICAL BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and the Documentation and Syndication Agents. Unless otherwise defined herein, all capitalized terms used herein and defined in Article I are used herein as so defined.

          The Borrowers have requested the Lenders to extend credit in order to enable the Borrowers to borrow on a revolving credit basis, on and after the Closing Date and at any time and from time to time prior to the Commitment Termination Date, an aggregate principal amount not to exceed $8,300,000,000 at any time outstanding.

          Proceeds of Loans may be used for general corporate purposes, including, without limitation, capital expenditures, distributions and (x) in the case of TWI Cable and TWEAN, to repay indebtedness assumed in connection with the Acquisitions (including the repayment or refinancing of indebtedness assumed in connection with the Summit Acquisition, which was consummated in May 1995) and pay related fees and expenses and (y) in the case of TWE and TWEAN, to provide for the assumption of indebtedness in connection with the Transfers, all as set forth herein.

          TWE has further requested the Administrative Agent to make Swingline Loans to it, after the Closing Date and at any time and from time to time until the Business Day next preceding the Swingline Maturity Date, in an aggregate principal amount not to exceed the lesser of (x) the Swingline Loan Commitment and (y) the Total Unutilized Commitment at any time outstanding.

          The Lenders are willing to extend credit on the terms and subject to the conditions herein set forth. With respect to TWE, this Agreement will replace the Existing TWE Credit Agreement.

          Accordingly, the parties hereto agree as follows:


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                              ARTICLE I

                             DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "Acquired Cable Businesses" shall mean KBLCOM, Summit, CVI and the Gerry Subs, collectively; and "Acquired Cable Business" shall mean any of them.

          "Acquired Indebtedness" shall mean (i) Indebtedness of an entity, which entity is acquired by any Borrower or any of its Subsidiaries after the Closing Date; provided, however, that such Indebtedness shall be outstanding at the time of the acquisition of such entity, shall not be created in contemplation of such acquisition and shall not be, directly or indirectly, recourse (including by way of setoff) to such Borrower or any of its Subsidiaries or any of their respective assets other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired or (ii) Indebtedness of any Borrower that is not, directly or indirectly, recourse (including by way of setoff) to such Borrower and its Subsidiaries or any of their respective assets other than to specified assets acquired by such Borrower after the Closing Date, which Indebtedness is outstanding at the time of the acquisition of such assets and is not created in contemplation of such acquisition and the holder of which waives, for the benefit of the other lenders thereto, any claims against any other assets of such Borrower and its Subsidiaries or against the general credit of such Borrower and its Subsidiaries (which waiver shall, in the judgment of the Administrative Agent after consultation with its counsel, constitute a satisfactory waiver under Section 1111(b) of the Bankruptcy Code).

          "Acquiring Borrower" shall mean TWI Cable or, if TWEAN shall acquire the Gerry Subs in the Gerry Acquisition, TWEAN.

          "Acquisition Documents" shall mean the CVI Acquisition
Documents, the Gerry Acquisition Documents, the KBLCOM Acquisition Documents and the Summit Acquisition Documents, collectively.

          "Acquisition Funding Date" shall mean the date of funding of any Acquisition Loan.


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          "Acquisition Loan" shall mean any Loan made in connection
with the CVI Acquisition, Gerry Acquisition or the KBLCOM Acquisition or any Loan made to repay or refinance the Summit Assumed
Indebtedness.

          "Acquisitions" shall mean the CVI Acquisition, the Gerry Acquisition, the KBLCOM Acquisition and the Summit Acquisition; and "Acquisition" shall mean any of them.

          "additional amount" shall have the meaning provided in
Section 2.18(a).

          "Adjusted Eurodollar Rate" shall mean, for any Interest Rate Determination Date, the rate (rounded upward to the nearest 1/100 of 1%) obtained by dividing (i) the Eurodollar Rate for that date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

          "Adjusted Financial Statements" shall mean, of any Person for any period, (x) balance sheets of such Person and its Restricted Subsidiaries (showing Unrestricted Subsidiaries as an equity investment) as of the end of such period and (y) the related statements of operations, stockholders' or partners' equity and cash flows for such period and, if such period is not a fiscal year, for the then elapsed portion of the fiscal year.

          "Adjusted Floating CD Rate" shall mean, on any day, the sum (rounded upward to the nearest 1/100th of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15(519) as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Administrative Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are


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unavailable, then on the basis of other sources reasonably selected by the Administrative Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Administrative Agent for determining the current annual assessment payable by the Administrative Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

          "Administrative Agent" shall have the meaning provided in the first paragraph hereof.

          "Administrative Questionnaire" shall mean an Administrative Questionnaire attached as Exhibit L.

          "Advance" shall mean Advance Communication Corp., a Delaware corporation.

          "Advance/Newhouse" shall mean Advance/Newhouse Partnership, a New York general partnership, of which Advance and Newhouse are general partners.

          "Advance/Newhouse Assets" shall have the meaning provided in the TWEAN Contribution Agreement.

          "Affected Principal Amount" shall have the meaning provided in Section 2.15.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person; provided, however, that Persons shall not be deemed Affiliates solely by reason of an individual being a director and/or officer of each such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 25% or more of the securities having ordinary voting power for the election of directors (or other comparable position if not a corporation) of such Person or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.


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          "Agreement" shall have the meaning provided in the first
paragraph hereof.

          "Allocated Loans" shall have the meaning provided in the definition of "Transfer."

          "Applicable Acquired Cable Business" shall mean the Acquired Cable Business to be acquired in the Applicable Acquisition or to be transferred in the Applicable Transfer.

          "Applicable Acquisition" shall mean, for any representation or warranty or any condition precedent, the Acquisition in connection with which a Borrowing is being made on the date such representation or warranty is being made or such condition precedent being satisfied.

          "Applicable Acquisition Documents" shall mean, for the Applicable Acquisition, the Acquisition Documents relating to such Applicable Acquisition.

          "Applicable Acquisition Funding Date" shall mean the
Acquisition Funding Date for the Applicable Acquisition.

          "Applicable Fee Percentage", for any Borrower, shall mean when such Borrower's Debt Ratings are as set forth below, the percentage per annum set forth opposite such Debt Ratings below:

           Debt Ratings                      Applicable
     S&P               Moody's             Fee Percentage

     BB or lower       Ba2 or lower            0.3500%

     BB+               Ba1                     0.3125

     BBB-              Baa3                    0.2000

     BBB               Baa2                    0.1875

     BBB+ or higher    Baa1 or higher          0.1500

Any change in a Debt Rating of such Borrower shall be effective to adjust the Applicable Fee Percentage as of the date such change is announced by any Rating Agency, as evidenced in an Interest Rate Certificate delivered pursuant to Section 5.01(e)(ii). If a Borrower shall, at any time, have no Debt Rating, the Applicable Fee Percentage for such Borrower, during



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such time, shall mean, when the Leverage Ratio of such Borrower is as set forth below, the percentage per annum set forth opposite such Leverage Ratio below:

                                                     Applicable
        Leverage Ratio                             Fee Percentage

      greater than or equal to 5.0                     0.3500%

      less than 5.0 and
      greater than or equal to 4.0                     0.3125

      less than 4.0                                    0.2000

; provided, however, that if such Borrower shall cease to have Debt Ratings solely because such Borrower elects not to participate or otherwise cooperate in the ratings process of either Rating Agency, the Applicable Fee Percentage for such Borrower shall not be less than that before both of such Borrower's Debt Ratings became unavailable. Any change in the Leverage Ratio of such Borrower shall be effective to adjust the Applicable Fee Percentage as of the date for which the Leverage Ratio is calculated in the Interest Rate Certificate delivered pursuant to Section 5.01(e)(i) or (iii).

          "Applicable Margin", for any Borrower, shall mean, when such Borrower's Debt Ratings are as set forth below, the percentage set forth opposite such Debt Rating below:


             Debt Ratings                            Applicable Margin
      S&P                 Moody's

      B+ or lower         B1 or lower                         1.250%

      BB-                 Ba3                                 1.000

      BB                  Ba2                                 0.875

      BB+                 Ba1                                 0.750

      BBB-                Baa3                                0.500

      BBB                 Baa2                                0.450

      BBB+ or higher      Baa1 or higher                      0.375


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Any change in a Debt Rating of such Borrower shall be effective to adjust the Applicable Margin as of the date such change is announced by any Rating Agency, as evidenced in an Interest Rate Certificate delivered pursuant to Section 5.01(e)(ii). If a Borrower shall, at any time, have no Debt Rating, the Applicable Margin for such Borrower, during such time, shall mean, when the Leverage Ratio of such Borrower is as set forth below, the percentage set forth opposite such Leverage Ratio below:

           Leverage Ratio                          Applicable Margin

      greater than or equal to 5.0                         0.875%

      less than 5.0 and
      greater than or equal to 4.0                         0.750

      less than 4.0                                        0.500

; provided, however, that if such Borrower shall cease to have Debt Ratings solely because such Borrower elects not to participate or otherwise cooperate in the ratings process of either Rating Agency, the Applicable Margin for such Borrower shall not be less than that before both of such Borrower's Debt Ratings became unavailable. Any change in the Leverage Ratio of such Borrower shall be effective to adjust the Applicable Margin as of the date for which the Leverage Ratio is calculated in the Interest Rate Certificate delivered pursuant to Section 5.01(e)(i) or (iii).

          "Applicable Transaction" shall mean the Applicable
Acquisition or the Applicable Transfer.

          "Applicable Transaction Date" shall mean the date of the Applicable Transaction.

          "Applicable Transaction Documents" shall mean the Applicable Acquisition Documents or the Applicable Transfer Documents.

          "Applicable Transfer" shall mean, for any representation or warranty or any condition precedent, the Transfer being consummated on the date such representation or warranty is being made or such condition precedent being satisfied.

          "Applicable Transfer Date" shall mean the date of the Applicable Transfer.


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          "Applicable Transfer Documents" shall mean, for the
Applicable Transfer, the Transfer Documents relating to such Applicable Transfer.

          "Approved Lender" shall have the meaning provided in the definition of "Cash Equivalents."

          "Asset Sale" shall mean any sale, transfer or other disposition, or series of related sales, transfers or other dispositions, by TWI Cable or any of its Subsidiaries to any Person other than TWI Cable or any of its Wholly Owned Subsidiaries, of any asset or group of related assets; provided, however, that no Transfer or series of Transfers shall be deemed an Asset Sale.

          "Assignment and Acceptance" shall mean an Assignment and Acceptance delivered pursuant to Section 9.04, substantially in the form of Exhibit M.

          "Assumed Indebtedness" shall mean the CVI Assumed
Indebtedness, the Gerry Assumed Indebtedness, the KBLCOM Assumed
Indebtedness and the Summit Assumed Indebtedness.

          "Assumption" shall mean the assumption of the Allocated
Loans of TWI Cable by a Transferee Borrower in a Transfer. For purposes of Article III, each Assumption shall be deemed a making of a Loan.

          "Assumption Date" shall mean the date of any Assumption.

          "Authorized Officer" shall mean, with respect to any Person, any senior officer of such Person, designated as such in writing to the Administrative Agent by such Person.

          "Availability" shall mean, with respect to any Borrower, such Borrower's Available Borrowing Cap after giving effect to Section 2.01(a)(ii), but in no event shall the aggregate Availability of all the Borrowers at any time exceed the Total Unutilized Commitment then in effect. In allocating Availability among Borrowers for purposes of determining the Commitment Fee, Availability shall first be allocated to the Borrower with the highest Applicable Fee Percentage then in effect, next to the Borrower with the next highest Applicable Fee Percentage then in effect, and the remainder to the Borrower with the lowest Applicable Fee Percentage then in effect.



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          "Available Borrowing Cap" shall mean, with respect to any
Borrower, the excess, if any, of such Borrower's Borrowing Cap then in effect over the aggregate amount of Loans then outstanding to such Borrower.

          "Bankruptcy Code" shall have the meaning provided in Section
7.05.

          "Base Rate" shall mean a fluctuating interest rate equal to, at any time, the highest of (i) the highest of the publicly announced prime rate, base rate and reference rate of the Administrative Agent,
(ii) 1/2 of 1% per annum in excess of the Adjusted Floating CD Rate as in effect at such time, and (iii) 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (it being understood that the Base Rate is not necessarily intended to be the lowest rate of interest determined by Chemical Bank in connection with extensions of credit).

          "Base Rate Borrowing" shall mean a Borrowing comprised of Base Rate Loans.

          "Base Rate Loans" shall mean a Loan which is specified as a Base Rate Loan in the Notice of Borrowing or Notice of
Continuation/Conversion with respect to such Loan or which is deemed a Base Rate Loan pursuant to Section 2.04 or 2.06 and which bears interest at the rate provided in Section 2.07(a).

          "Beneficial Assets" shall mean the TWE Beneficial Assets and the TWEAN Beneficial Assets, and the related net cash flows.

          "Beneficial Subsidiary" shall have the meaning provided in
Section 9.15(a).

          "Borrower Material Adverse Effect" shall mean a material adverse effect on (i) the condition (financial or other), business, results of operations, properties or liabilities of any Borrower and its Subsidiaries taken as a whole or (ii) the rights or remedies of the Lenders or the ability of any Borrower to perform its obligations to the Lenders under any Credit Document to which it is, or will be, a party.

          "Borrowers" shall mean TWE, TWEAN and TWI Cable, collectively; and "Borrower" shall mean any of them.


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          "Borrowing" shall mean a group of Revolving Loans of a
single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

          "Borrowing Cap" shall mean, (i) with respect to TWE, $8,300,000,000, (ii) with respect to TWEAN, $5,000,000,000 and (iii)
with respect to TWI Cable, $4,000,000,000, in each case, as such amount may be reduced from time to time pursuant to Section 2.09.

          "Business Day" shall mean (i) any day excluding Saturday, Sunday and any day which shall be in The City of New York, New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; and (ii) with respect to notices and determinations in connection with Eurodollar Loans, any day which is a business day described in clause (i) above and which is also a day for trading by and between banks in U.S. Dollar deposits in London, England.

          "Cable Business" shall mean a business substantially all of which consists of the construction, ownership, operation, management, promotion, extension or other utilization of any type of cable television distribution system or any similar distribution business, including the obtaining of a license or franchise to operate such a system or business.

          "Capital Lease" as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" shall mean, with respect to any Person, any and all shares, partnership interests, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, whether outstanding on the date hereof or hereafter issued, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.


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          "Cash Balance" means, with respect to any Borrower, the
excess (if any) of (i) the aggregate amount of cash and Cash Equivalents held by such Borrower in excess of $100,000,000 in the case of TWE, and $25,000,000 in the case of TWEAN or TWI Cable, over
(ii) the aggregate amount (determined without regard to write-offs) of investments in such Borrower and its Subsidiaries (including loans and equity investments) made by any Affiliate of such Borrower on and after the date hereof.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) that (a) have maturities of not more than six months from the date of acquisition thereof or (b) are subject to a repurchase agreement with an institution described in clause (ii)(x) or (y) below exercisable within six months from the date of acquisition thereof, (ii) U.S. Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits, Eurodollar certificates of deposit and bankers' acceptances of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition thereof, (iii) commercial paper and variable and fixed rate notes issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, and in each case maturing within six months after the date of acquisition thereof, and (iv) tax-exempt commercial paper of United States municipal, state or local governments rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and maturing within six months after the date of acquisition thereof.

          "Change of Control" shall mean any of the following:

          (i) with respect to TWI, either (a) a Person or "group" within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquiring or having beneficial ownership

          (it being understood that a tender of shares or other equity interests shall not be deemed acquired or giving beneficial ownership until such shares or other equity interests have been accepted for payment) of securities (including options) having a majority of the ordinary voting power of TWI (including options to acquire such voting power) or (b) persons who are the directors of TWI (or who constitute the executive committee thereof) on the Effective Date constituting that percentage necessary to approve corporate action ceasing to be directors of TWI or directors designated or approved by such directors or directors approved by such directors;

          (ii) with respect to TWE, (a) TWI ceasing to own beneficially, directly or indirectly through Subsidiaries, at least 43-3/4% of the total equity in TWE, (b) a Person or "group" (within the meaning of the Exchange Act) owning an equity interest in TWE greater than that owned by TWI and its Subsidiaries or (c) there being any managing General Partner of TWE other than TWI and/or one or more of its Wholly Owned Subsidiaries;

          (iii) with respect to TWEAN, (a) TWE and TWI together ceasing to own beneficially, directly or indirectly, a majority of the TWEAN Partnership Interests, (b) TWE ceasing to own beneficially, directly or indirectly, at least 40% of the TWEAN Partnership Interests or (c) TWE ceasing to have management or operational control over TWEAN under the TWEAN Partnership Agreement comparable to such control on the Closing Date (it being understood that a liquidation of TWEAN permitted under
     Section 6.02(b) shall not be deemed a Change of Control); or

          (iv) with respect to TWI Cable, (a) until the Leverage Ratio of TWI Cable is less than 3.5:1.0, TWI Cable ceasing to be a direct or indirect Wholly Owned Subsidiary of TWI, (b) after the time specified in clause (a), TWI ceasing to own beneficially, directly or indirectly through Subsidiaries, securities having at least 66-2/3% of the ordinary voting power of TWI Cable or (c) TWI ceasing to have the managerial and operational control over TWI Cable that it would have if TWI Cable were a Subsidiary of TWE or TWEAN.

          "Closing Date" shall mean the date of the Initial Loans.


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          "Code" shall mean the Internal Revenue Code of 1986.

          "Combined Cash Flow" shall mean, for any period, the amount calculated by combining, without duplication and otherwise in accordance with GAAP, the Consolidated Cash Flow of each of the Borrowers for such period.

          "Combined Indebtedness" shall mean, at any date, the amount calculated by combining, without duplication and otherwise in accordance with GAAP, the Consolidated Total Debt of each of the Borrowers at such date.

          "Combined Leverage Ratio" shall mean, as of any date, the ratio of Combined Indebtedness as of such date to Combined Cash Flow for the Four Quarter Period ending on such date.

          "Commercial Paper" shall have the meaning given to the term "commercial paper" under Section 3(a)(3) of the Securities Act.

          "Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Schedule 2.01, as the same may be permanently terminated or reduced from time to time pursuant to Section 2.09.

          "Commitment Fee" shall have the meaning provided in Section
2.08(a).

          "Commitment Termination Date" shall mean the Business Day immediately preceding the Final Maturity Date.

          "Companies" shall mean each of the Borrowers and their respective Subsidiaries, collectively; and "Company" shall mean any of them.

          "Confidential Information" shall have the meaning specified in Section 9.10.

          "Confidential Information Memorandum" shall mean the Confidential Information Memorandum dated April 1995 relating to the loan facility hereunder.

          "Consolidated Amortization Expense" shall mean, for any period, for any Person, the amortization expense of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.


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          "Consolidated Cash Flow" shall mean, for any period, for any
Person, (A) the Consolidated Net Income of such Person for such period plus (B) (to the extent deducted in calculating Consolidated Net Income) the sum of (i) Consolidated Depreciation Expense, (ii) Consolidated Amortization Expense (excluding amortization of film inventory which does not constitute amortization of capitalized interest expense, capitalized depreciation expense or purchase price amortization resulting from the merger of a Subsidiary of Time Incorporated and WCI), (iii) Consolidated Interest Expense, (iv) income tax expenses of such Person and its Subsidiaries, each as determined on a consolidated basis in accordance with GAAP after eliminating all intercompany items, and (v) non-recurring non-cash items (other than items referred to in clause (iii) or (iv) of the definition of "Consolidated Net Income," which shall not be added back) minus (C) the sum of (i) to the extent included in calculating Consolidated Net Income, interest income (including interest on cash or Cash Equivalents) and (ii) to the extent not previously deducted as an expense in determining Consolidated Net Income, Management Fees actually paid in cash or other consideration in such period by such Person or its Subsidiaries, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated Cash Interest Expense" shall mean, for any period, for any Person, Consolidated Interest Expense for such Person, but excluding, to the extent otherwise included therein, interest expense to the extent not payable in cash (e.g., interest or dividends on securities paid in additional securities, imputed interest and amortization of original issue discount), amortization of discount and deferred financing costs.

          "Consolidated Depreciation Expense" shall mean, for any period, for any Person, the depreciation expense of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" shall mean, for any period, for any Person, the interest expense of such Person and its consolidated Subsidiaries, including, without duplication, total interest expense for such period (including that attributable to Capital Leases in accordance with GAAP) with respect to all outstanding Indebtedness of such Person and its consolidated Subsidiaries, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, as such amount may be increased or decreased by the net income or loss from Interest Rate Agreements for such period determined in accordance with GAAP, but excluding, without duplication, any amounts payable pursuant to Section 2.08 (other than amounts payable pursuant to Section 2.08(b)), all determined on a consolidated basis for such period taken as a single accounting period.

          "Consolidated Net Income" shall mean, for any period, for any Person, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, however, that the following, without duplication, shall be excluded:
(i) the income (or loss) of any Person that is not a Subsidiary of such Person and in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries, (iii) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement or instrument (other than, in the case of TWEAN, the provisions of Section 6.06(a)), judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) dividends, interest, income or other distributions or payments on any investment in or with respect to any Unrestricted Subsidiary or with respect to any other Person which is not a Subsidiary of such Person (other than with respect to calculations made pursuant to Section 6.11(b) to the extent any such dividends, interest, or other distributions or payments are actually paid or made), (v) the income (or loss) realized by such Person or any of its Subsidiaries from dispositions of assets otherwise than in the ordinary course of business (including as the result of the sale of any business assets, business segment, business operation or Investment), (vi) the income resulting from any write-up of any asset, (vii) the aggregate net gain (or loss) during such period arising from any revaluation (but not sale) of readily marketable securities, (viii) the aggregate net gain (or loss) during such period arising from extraordinary transactions and (ix) the income (or loss) from discontinued operations.

          "Consolidated Total Debt" of any Person shall mean, as at any time of determination, the total Indebtedness of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as at such time.

          "Contingent Obligations", as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (x) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (y) under any letter of credit issued for the account of that Person or for which that Person is otherwise liable for reimbursement thereof, or (z) under Currency Agreements or Interest Rate Agreements. Contingent Obligations shall include (a) the direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise)
(i) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (iii) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, if in the case of any agreement described under clause (i) or (ii) the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

          "Convertible Intercompany Debt" shall mean any Indebtedness for money borrowed of (a) any Borrower owing to TWI or any of its Subsidiaries in each case, or (b) any Foreign Subsidiary owing to TWI that, in each case, (i) is issued on terms, including as to subordination, reasonably satisfactory to the Administrative Agent,
(ii) if owed to a Person other than a Borrower or a Restricted Subsidiary of a Borrower, is convertible into equity of the Borrower owing such Indebtedness upon (x) its liquidation or dissolution, (y) failure to repay any Loans at final maturity or (z) acceleration of the maturity of any Loans hereunder, and (iii) provides that principal thereof and interest thereon may not be paid except to the extent permitted under
Section 6.06.

          "Coverage Ratio" as of any date shall mean, with respect to any Borrower, the ratio of Consolidated Cash Flow to Consolidated Cash Interest Expense of such Borrower, in each case for the Four Quarter Period ending on such date.

          "Credit Documents" shall mean this Agreement, each of the Notes and each of the Guarantees, including the exhibits, schedules and any other attachments hereto and thereto.

          "Credit Parties" shall mean the Borrowers and the Guarantors; and "Credit Party" shall mean any of them. For purposes of
Section 3.02(d)(i), the term "Credit Party" shall include, at any Acquisition Funding Date, any Person that is to become a Credit Party on such Acquisition Funding Date.

          "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect the Persons entering into the same against fluctuations in currency values.

          "CVI" shall mean Cablevision Industries Corporation, a
Delaware corporation, and its Subsidiaries.

          "CVI Acquisition" shall mean the acquisition of CVI by a Wholly Owned Subsidiary of TWI pursuant to the CVI Acquisition
Documents.

          "CVI Acquisition Documents" shall mean the documents identified as such on Schedule A.

          "CVI Assumed Indebtedness" shall mean the Indebtedness of CVI which is to be outstanding at the time of the CVI Acquisition, as set forth on Schedule 4.05.

          "Debt Ratings" shall mean, for any Borrower, the ratings of such Borrower's Long Term Debt Issues assigned by the Rating Agencies; provided, however, that, for purposes of determining the Applicable Margin and the Applicable Fee Percentage, (i) if the ratings assigned by the Rating Agencies shall differ by one level (including numerical modifiers and

(+) and (-) as levels), the rating which is the higher level shall be used, (ii) if the ratings assigned by the Rating Agencies shall differ by more than one level (including numerical modifiers and (+) and (-) as levels), the rating which is one level lower than the higher rating shall be used and (iii) if such Borrower's Long Term Debt Issues are rated by only one Rating Agency, subject to the first proviso of each of the definitions of "Applicable Fee Percentage" and "Applicable Margin," the rating assigned by such Rating Agency shall be used.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Documentation and Syndication Agents" shall mean the Persons identified as such on the cover page hereof.

          "Documents" shall mean the Credit Documents and the Transaction Documents.

          "Effective Date" shall have the meaning set forth in Section
9.04(a).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean, of any Person, each person (as defined in Section 3(9) of ERISA) which together with such Person would be deemed to be a single "employer" within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

          "ERISA Entity" shall mean the Credit Parties and each of their respective ERISA Affiliates, collectively; and "ERISA Entity" shall mean any of them.

          "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

          "Eurodollar Loans" shall mean a Loan which is specified as a Eurodollar Loan in the Notice of Borrowing or Notice of Continuation/Conversion with respect to such Loan and which bears interest at the rate provided in Section 2.07(a).

          "Eurodollar Rate" shall mean, for any Interest Rate Determination Date, the arithmetic average (rounded to the nearest 1/16 of 1%) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by the Administrative Agent for U.S. Dollar deposits of amounts comparable to the principal amount of the Eurodollar Loan of the Administrative Agent for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. two Business Days prior to the commencement of such Interest Period.

          "Event of Default" shall have the meaning provided in
Article VII.

          "Exchange Act" shall mean the Securities Exchange Act of
1934.

          "Existing Issues" shall have the meaning specified in the definition of "Long Term Debt Issues."

          "Existing TWE Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of June 23, 1992 among TWE and the banks, managing agents, agents and co-agents party thereto.

          "Expiration Date" shall mean the close of business on September 30, 1995.

          "Expired Put Indebtedness" shall have the meaning provided in Section 2.01(b).

          "Facility Fee" shall have the meaning provided in Section
2.08(b).

          "FCC" shall mean the Federal Communications Commission.

          "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          "Fees" shall mean all fees payable pursuant to or referred to in Section 2.08.

          "Film Financing" shall mean, without duplication, (i) monetary obligations arising out of transactions in which so-called tax-based financing groups or other third-party investors provide financing for the acquisition, production or distribution of motion pictures, television programs, sound recordings or books or rights with respect thereto in exchange, in part, for certain tax or other benefits which are derived from such motion pictures, television programs, sound recordings, books or rights; provided, however, that no such monetary obligations shall be, directly or indirectly, recourse (including by way of set-off) to any of the Borrowers or their Restricted Subsidiaries or any of their respective assets other than to the profits or distribution rights related to such motion pictures, television programs, sound recordings, books or rights and other than to a Subsidiary of TWE substantially all of the assets of which consist of the motion pictures, video and television programming or rights which are the subject of such transaction and related cash and cash equivalents and (ii) guarantees by any Company of any monetary obligations described in clause (i).

          "Final Maturity Date" shall mean June 30, 2000.

          "Financial Statements" shall mean, of any Person for any period, (x) balance sheets of such Person and its Subsidiaries, on a consolidated basis, as of the end of such period and (y) the related statements of operations, stockholders' or partners' equity and cash flows for such period and, if such period is not a fiscal year, for the then elapsed portion of the fiscal year.

          "Foreign Subsidiary" shall mean any Subsidiary of a Borrower that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof, the U.S. Virgin Islands and Puerto Rico and does substantially all of its business outside the United States, the U.S. Virgin Islands and Puerto Rico.

          "Four Quarter Period" shall mean a period consisting of four full consecutive fiscal quarters.

          "Franchise" shall mean, with respect to any Person, a franchise, license, authorization or right to construct, own, operate, manage, promote, extend or otherwise utilize any cable television distribution system operated or to be operated by such Person or any of its Subsidiaries granted by any state, county, city, town, village or other local government authority or by the FCC, but shall not include any such franchise, license, authorization or right which is incidentally required for the purpose of installing, constructing or extending a cable television system.

          "Funding Date" shall mean the date of the making of any Loan, including the Closing Date, any Acquisition Funding Date and any Assumption Date (it being understood that no continuation or conversion of a Loan shall be deemed to be a making of a Loan).

          "GAAP" shall mean generally accepted accounting principles in the United States of America.

          "General Partner" shall mean any Person defined as such in the TWE Partnership Agreement or any TWEAN Partner.

          "Gerry Acquisition" shall mean the acquisition of the Gerry Subs by either TWEAN or TWI Cable pursuant to the Gerry Acquisition Documents.

          "Gerry Acquisition Documents" shall mean the documents identified as such in Schedule A.

          "Gerry Assumed Indebtedness" shall mean the Indebtedness of the Gerry Subs which is to be outstanding at the time of the Gerry Acquisition, as set forth in Schedule 4.05.

          "Gerry Subs" shall mean the cable systems listed in Schedule B, which are owned, directly or indirectly, by Alan Gerry.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

          "guarantee" shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or Film Financing or other obligation for the payment of money of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

          "Guarantee" shall mean a TWE Partner Guarantee, Holder
Guarantee, Subsidiary Guarantee, TWE Guarantee or Paragon Guarantee.

          "Guaranteed Percentage" shall mean, with respect to any TWE Partner Guarantor, the percentage of the obligations of TWE hereunder being guaranteed by such TWE Partner Guarantor, as set forth opposite such TWE Partner Guarantor's name on Schedule 3.01 or such other percentage designated by TWE from time to time in writing and reasonably satisfactory to the Administrative Agent; provided, however, that (i) with respect to any TWE Partner Guarantor, the Guaranteed Percentage may be changed only in connection with the merger or consolidation of such TWE Partner Guarantor, (ii) at all times the sum of the Guaranteed Percentages of all TWE Partner Guarantors shall equal 100% and (iii) with respect to any TWE Partner Guarantor that owns, directly or indirectly, any Beneficial Assets, such TWE Partner Guarantor's Guaranteed Percentage may not be changed unless at the time of such change the representations and warranties contained in Section 4.19(a) shall be true and correct.

          "Guarantor" shall mean any TWE Partner Guarantor, any Holder Guarantor, any Subsidiary Guarantor, TWE in its capacity as a guarantor of the Obligations of TWEAN or Paragon in its capacity as a guarantor of the Obligations of TWEAN and TWI Cable, each of which is designated as such on Schedule C.

          "Holder Guarantee" shall mean a guarantee by a Holder
Guarantor of the Guarantee of the TWE Partner Guarantor that is its most immediate direct or indirect parent, substantially in the form of Exhibit G-3.

          "Holder Guarantor" shall have the meaning provided in
Section 3.01(i).

          "Incur" shall mean, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness; provided, however, that the term "Incur" shall not include conversions or continuations of Loans.

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) the deferred purchase price of any acquisition of a business, operation, business segment or other group of operating or revenue-producing assets (including any obligations with respect to non-compete or other similar arrangements entered into in connection with such acquisition), whether or not such acquisition was made in the ordinary course of business, (iii) the face amount of all letters of credit issued for the account of such Person to the extent of all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed (but only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of indebtedness of such second Person), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (i.e., take-or-pay and similar obligations) (other than where the obligation is classified on such Person's financial statements in accordance with GAAP as an account payable), (vii) all Contingent Obligations of such Person to the extent such Contingent Obligations relate to any obligation that would otherwise constitute Indebtedness and (viii) Film Financings and all other obligations that would otherwise be Film Financings but for the proviso contained in the definition thereof, but, in the case of TWE, only to the extent that Film Financings and such other obligations exceed $250,000,000 in the aggregate at any time outstanding; provided, however, that in each of the foregoing clauses (i) through
(viii) Indebtedness shall not include (a) obligations in respect of trade payables and accrued expenses, in each case arising in the ordinary course of business (including up to $65,000,000 in the aggregate at any time outstanding for all of the Borrowers of obligations with respect to letters of credit supporting lease payment obligations, insurance premium payment obligations and other trade payables entered into in the ordinary course of business that, in each case, are not secured by the related assets); (b) any obligation of such Person or any Subsidiary thereof to purchase products and services utilized in its business pursuant to agreements entered into the ordinary course of business; (c) any obligation of such Person to guarantee performance of, or enter into indemnification agreements with respect to, obligations, entered into in the ordinary course of business, under any and all Franchises, leases, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds; (d) completion bonds or guarantees or indemnities of a similar nature issued in the ordinary course of business in connection with the production of motion pictures and video and television programming;
(e) obligations, if any, to make payments described under clause (b) of the second sentence of the definition of "Restricted Payments"; and
(f) amounts owed to TWI by any TWE Partner Guarantor or any holder of TWE Material Beneficial Assets arising in the ordinary course of business with respect to deferred tax payments arising out of assets (other than Beneficial Assets) held by such holder but only if such obligations are subordinated to the Guarantee of such holder.

          "Indemnitee" shall have the meaning provided in Section
9.05(b).

          "Initial Loans" shall mean the initial Loans to be made hereunder on the Closing Date.

          "Interest Payment Date" shall mean, with respect to any Loan, (i) the last day of each Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration been applicable to such Loan and (ii) the date of any prepayment or repayment of a Loan or conversion of a Loan to a Loan of a different Type.

          "Interest Period" shall mean (a) as to any Eurodollar Borrowing of any Borrower, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is (i) one, two, three or six months thereafter, as such Borrower may elect, (ii) twelve months thereafter if such Borrower shall have so elected and the Administrative Agent, after consultation with the Lenders, shall have determined in good faith based on then prevailing conditions in the interbank Eurodollar market that U.S. Dollar deposits are generally then being offered to first class banks in the interbank Eurodollar market for a comparable maturity and all of the Lenders shall have agreed to such Interest Period or (iii) one month thereafter if such Borrower shall have made no election as to the Interest Period; and (b) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of
(i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Final Maturity Date, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with
Section 2.06 or repaid or prepaid in accordance with Section 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

          "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement designed to manage the exposure of a Person or any of its Subsidiaries to fluctuating interest rates.

          "Interest Rate Certificate" shall mean an Officers'
Certificate substantially in the form of Exhibit E, delivered pursuant to Section 3.01(a)(iii) or 5.01(e).

          "Interest Rate Determination Date" shall mean each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate
Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

          "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or contribution to any other Person (by means of transfers of cash or other property to others, payments for property or services for the account or use of others, mergers or otherwise), (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), and (iii) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extensions of trade credit and advances to customers and suppliers to the extent in the ordinary course of business and made in accordance with customary industry practice. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "KBLCOM" shall mean KBLCOM Incorporated, a Delaware corporation, and its Subsidiaries.

          "KBLCOM Acquisition shall mean the acquisition of KBLCOM by TWI Cable pursuant to the KBLCOM Acquisition Documents.

          "KBLCOM Acquisition Documents" shall mean the documents identified as such on Schedule A.

          "KBLCOM Assumed Indebtedness" shall mean the Indebtedness of KBLCOM which is to be outstanding at the time of the KBLCOM
Acquisition, as set forth on Schedule 4.05.

          "Lender" shall have the meaning provided in the first paragraph hereof.

          "Leverage Ratio" shall mean, as of any date, (i) with respect to any Borrower, the ratio of Net Total Debt of such Borrower as of such date to Consolidated Cash Flow of such Borrower for the Four Quarter Period ending on such date, and (ii) with respect to TWI, the ratio of Consolidated Total Debt of TWI as of such date to Consolidated Cash Flow of TWI for the Four Quarter Period ending on such date.

          "LIBID Rate" shall mean, with respect to a Eurodollar Loan for the relevant Interest Period, the bid quotation (or if there shall be more than one bid quotation, the arithmetic mean of such quotations) that appears on the "LIBO" page of the Reuter Monitor
System (or a successor page displaying the

London interbank bid rates) as of 11:00 a.m. on the date of determination, for U.S. Dollar deposits for a period comparable to such Interest Period.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing (other than equal and ratable lien provisions), any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loans" shall mean the Revolving Loans and the Swingline
Loans.

          "Long Term Debt Issues", of any Borrower, shall mean each separate issuance or series of outstanding long term debt of such Borrower that is (a) unsecured, (b) not subordinated in right of payment to any other Indebtedness of such Borrower and (c) not guaranteed or does not have credit support provided, directly or indirectly, by any other Person; provided, however, that (x) if at any time no such Indebtedness shall be outstanding and (y) for purposes of
Section 5.01(e)(ii), Long Term Debt Issues shall include the Revolving Loans; provided, further, however, the foregoing clause (c) shall not prevent (A) any issue of long term debt of TWE Incurred under an indenture dated as of April 30, 1992, as supplemented by supplemental indentures dated as of June 30, 1992, December 9, 1992, October 12, 1993 and March 29, 1994, which debt is outstanding on the date hereof (the "Existing Issues"), from qualifying as a Long Term Debt Issue, but only so long as such issue shall not have greater credit support than it does on the date hereof or (B) any other issue of long term debt of TWE Incurred under such indenture having terms (other than interest rate and maturity) substantially similar to the Existing Issues from qualifying as a Long Term Debt Issue.

          "Management Fees" shall mean (i) the management fees payable by TWE to TWI pursuant to Section 12.10 of the TWE Partnership Agreement, in an amount equal to $5,000,000 per month, as adjusted to reflect increases in the Consumer Price Index from January 1, 1991,
(ii) without duplication of any amounts paid under clause (iii) below, the management fees payable by TWE to USW pursuant to Section 8(h) of the Admission Agreement dated as of May 16, 1993 between TWE and USW, in an aggregate amount equal to $130,000,000, of which (A) no more than $10,000,000 shall be paid prior to September 15, 1995, (B) no more than an additional $20,000,000 shall be paid prior to September 15, 1996, (C) no more than an additional

$40,000,000 shall be paid prior to September 15, 1997 and (D) no more than $60,000,000 shall be paid prior to , 1998, (iii) the management fees payable by TWEAN to TWE pursuant to Section 3.1(h) of the TWEAN Partnership Agreement, and (iv) the management fees paid by TWI Cable to TWE in consideration of TWE's managing the Acquired Cable Businesses owned by TWI Cable, which consideration shall be determined on an arms' length basis.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Asset" shall mean, at any date of determination for any Borrower, any asset, related group of assets, business or division of such Borrower or any of its Subsidiaries (including any capital stock of any Subsidiary of such Borrower) which (i) for the most recently ended fiscal year of such Borrower accounted or would have accounted for more than 5% of the Consolidated Cash Flow (determined on a Pro Forma Basis after giving effect to the acquisition or disposition of such asset, group of assets, business or division) of such Borrower and its Subsidiaries taken as a whole for such period or (ii) had a book or fair market value greater than $250,000,000, $100,000,000 or $50,000,000 in the case of TWE, TWEAN or
TWI Cable, respectively.

          "Material Beneficial Asset" shall mean a TWE Material
Beneficial Asset or a TWEAN Material Beneficial Asset.

          "Material Plan" shall have the meaning provided in Section
7.06.

          "Material Subsidiary", of any Person, shall mean each Subsidiary of such Person which, either alone or together with the Subsidiaries of such Subsidiary, meets any of the following conditions:

      (i) The investments of such Person and its Subsidiaries in, or their proportionate share (based on their equity interests) of the fair value or book value of the total assets (after intercompany eliminations) of, the Subsidiary in question exceeds 5% of the fair market or book value, respectively, of the total assets of such Person and its Subsidiaries;

     (ii) The equity of such Person and its Subsidiaries in the revenues of the Subsidiary in question exceeds 5% of the revenues from continuing operations of such Person and its Subsidiaries (on a consolidated basis) for the twelve-month period ending on the last day of such Person's most recently ended fiscal quarter; or

    (iii) The equity of such Person and its Subsidiaries in the Consolidated Cash Flow of the Subsidiary in question exceeds 5% of the Consolidated Cash Flow of such Person and its Subsidiaries for the twelve-month period ended on the last day of such Person's most recently ended fiscal quarter.

          "Maximum Permitted Indebtedness" means, with respect to any Borrower at any time, the maximum amount of Indebtedness that such Borrower could then have outstanding pursuant to this Agreement without giving rise to a Default or Event of Default.

          "Minimum Borrowing Amount" shall mean $20,000,000.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, (i) to which any of the Credit Parties or any of their respective ERISA Affiliates is contributing, or at any time within the immediately preceding five calendar years has contributed, (ii) to which any of the Credit Parties or any of their respective ERISA Affiliates has, or, at any time within the immediately preceding five calendar years has had, an obligation to contribute or (iii) with respect to which any of the Credit Parties retains any liability.

          "Net Proceeds" shall mean, with respect to any Asset Sale, an amount equal to the Sale Proceeds less reasonable fees and out-of-pocket expenses directly incurred as a result of such Asset Sale or the receipt of such Sale Proceeds, including payment of the outstanding principal amount of or premium or penalty, if any, on any Indebtedness (other than Loans) which is required to be repaid as a result of such Asset Sale, incremental income taxes and sales and other taxes paid or payable as a direct result thereof, as such amount is determined in good faith by TWI Cable, and certified in an Officers' Certificate by TWI Cable to the Administrative Agent.

          "Net Total Debt" shall mean, for any Borrower, the excess, if any, over the Cash Balance of the sum of, without duplication, (i) Consolidated Total Debt of such Borrower,

(ii) any unpaid Tax Distributions, whether or not accrued or required to be accrued under applicable accounting principles and (iii) in the case of TWE or TWEAN, any Indebtedness of any holder of TWE Material Beneficial Assets or TWEAN Material Beneficial Assets, as the case may be, other than (x) the Specified Holders and (y) in the case of TWEAN, TWE and its Restricted Subsidiaries (other than TWEAN).

          "New Lending Office" shall have the meaning provided in
Section 2.18(g).

          "Newhouse" shall mean Newhouse Broadcasting Corporation, a New York corporation.

          "New York Court" shall have the meaning specified in Section
9.13.

          "Non-Recourse Entities" shall mean, with respect to any Borrower, (i) Unrestricted Subsidiaries of such Borrower and (ii) joint ventures or other entities (a) in which such Borrower and/or any of its Subsidiaries own 50% or less of the voting or economic interest in such entity (without regard to any contingency), (b) the liabilities and other obligations of which are not, directly or indirectly, recourse (including by way of set off) to such Borrower and its Subsidiaries or any of their respective assets (other than to other Non-Recourse Entities) and (c) the results of operations of which are not otherwise consolidated with such Borrower in the consolidated financial statements of such Borrower.

          "Non-U.S. Lender" shall have the meaning provided in Section
2.18(g).

          "Notes" shall mean the Revolving Notes and the Swingline
Notes.

          "Notice of Borrowing" shall mean an irrevocable notice substantially in the form of Exhibit A.

          "Notice of Conversion/Continuation" shall mean an irrevocable notice substantially in the form of Exhibit B.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Lender pursuant to the terms of any Credit Document.

          "Officers' Certificate" shall mean, with respect to any Person, a certificate executed on behalf of such Person by one of its Authorized Officers and by its Chief Financial Officer, its Treasurer or any other officer reasonably acceptable to the Administrative Agent; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loan hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "Officer's Solvency Certificate" shall mean a solvency certificate signed by the Chief Financial Officer (or its equivalent) of a Borrower, substantially in the form of Exhibit D.

          "Organizational Documents" shall mean (i) the Certificate of Limited Partnership of TWE filed with the Secretary of State of the State of Delaware, (ii) the Partnership Agreements, (iii) the TWEAN Contribution Agreement, (iv) the articles of incorporation of each Credit Party that is a corporation, which for purposes of Section 3.01(d) shall be certified as of a recent date by the Secretary of State of the state of incorporation of such Credit Party, (v) the bylaws of each Credit Party that is a corporation, which for purposes of Section 3.01(d) shall be certified as of a recent date by the corporate secretary or assistant secretary of such Credit Party, and
(vi) the organizational documents of each Credit Party (other than any Borrower) that is not a corporation.

          "Other Taxes" shall have the meaning provided in Section
2.18(b).

          "Paragon" shall mean Paragon Communications, a Colorado general partnership.

          "Paragon Guarantee" shall mean a guarantee by Paragon of all of the Obligations of TWI Cable and of 50% of the Obligations of TWEAN, substantially in the form of Exhibit G-4.

          "Partner" shall mean a TWE Partner or a TWEAN Partner.

          "Partnership Agreements" shall mean the TWE Partnership
Agreement and the TWEAN Partnership Agreement; and "Partnership
Agreement" shall mean either of them.

          "Partnership Interest" shall mean a TWE Partnership Interest or a TWEAN Partnership Interest.

          "Payment Office" shall mean 270 Park Avenue, New York, New York 10017 or such other place as shall be designated by the Administrative Agent to the Borrowers in writing.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA.

          "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of ERISA (other than a Multiemployer Plan) and (i) which is maintained or contributed to by any of the Credit Parties or any Person which is an ERISA Affiliate of a Credit Party or (ii) with respect to which any Credit Party retains any liability.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other legal entity or any government or political subdivision or any agency, department or instrumentality thereof.

          "Pro Forma Basis" shall mean, with respect to any calculation to determine compliance with any provision hereof on such basis or to any financial statements to be prepared on such basis on any date, such calculation being made or such financial statements being prepared in accordance with GAAP as of the immediately preceding fiscal quarter for which Financial Statements have been or should have been delivered pursuant to Section 4.12(b) or 5.01(a), after giving effect to the given transaction, all other Testable Events and Incurrences and repayments of Indebtedness from the end of such fiscal quarter to such date, as if such transaction, Testable Events, Incurrences and repayments occurred on the first day of such fiscal quarter (or for purposes of calculating Consolidated Cash Flow, Consolidated Interest Expense, Combined Cash Flow and Combined Interest Expense, on the first day of the four full fiscal quarter period ending with such fiscal quarter (the "Test Period")).

          In giving effect to the acquisition by any Borrower of an Acquired Cable Business (or cable system thereof) in an Acquisition or a Transfer or the acquisition by any Company of a Material Asset, if a Test Period includes a period of time prior to the Acquisition or receipt in a Transfer of such Acquired Cable Business by a Borrower or the acquisition of such Material Asset by a Company, as the case may be, the financial covenants shall be calculated on a combined basis using the actual results of operations of such Acquired Cable Business (or such cable system) prior to its Acquisition or Transfer or of such Material Asset prior to its acquisition, as the case may be.

          In the event that any Material Asset (including any Acquired Cable Business) is sold, transferred or otherwise disposed of by any Person or any consolidated Subsidiary of such Person during any Test Period, Consolidated Cash Flow shall be adjusted to give effect to such sale, transfer or other disposition by excluding from Consolidated Cash Flow of such Person all Consolidated Cash Flow derived from such Material Asset for that portion of such Test Period occurring before the disposition of the Material Asset.

          Any calculation pursuant to the foregoing shall be made in good faith by the relevant Borrower and shall be set forth in an Officers' Certificate promptly furnished to the Lenders showing such calculation (and the methodology used) in reasonable detail (with supporting schedules as to the results of operations of the assets acquired or disposed of), which calculation and methodology shall be reasonably satisfactory to the Administrative Agent.

          "Pro Rata Share" shall mean, with respect to any Lender at any time, the percentage obtained by dividing such Lender's Commitment by the Total Commitment or, if the Total Commitment shall have been terminated and Loans are outstanding, the percentage obtained by dividing such Lender's Loans by the aggregate amount of all Loans outstanding.

          "Projected Financial Statements" shall have the meaning provided in Section 4.12(b)(v).

          "Rating Agency" shall mean each of Moody's and S&P.

          "Register" shall have the meaning provided in Section
9.04(d).

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Remaining Period" shall have the meaning provided in
Section 2.15.

          "Replaced Lender" shall have the meaning provided in Section
2.19(b).

          "Replacement Lender" shall have the meaning provided in
Section 2.19(b).

          "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Pension Plan as to which the 30-day notice requirement has not been waived by the PBGC by regulation or by written PBGC administrative pronouncement.

          "Requesting Borrower" shall mean the Borrower requesting a Loan or a conversion or a continuation of a Loan.

          "Required Lenders" shall mean, at any time, (x) Lenders having Commitments representing a majority of the Total Commitment or
(y) if the Total Commitment has been reduced to zero, Lenders holding Loans and participations in Swingline Loans (but without duplication) representing a majority of the outstanding principal amount of Loans.

          "Restricted Material Subsidiary" is a Material Subsidiary that is a Restricted Subsidiary.

          "Restricted Payments" shall mean any of the following, whether direct or indirect: (i) any dividend or other payment or distribution on account of or with respect to any equity interest (including, in the case of TWE, with respect to A, B, C or D sub-accounts, senior sub-accounts, special sub-accounts or common sub-accounts) in any Company (other than any Unrestricted Subsidiary), now or hereafter outstanding, except a dividend payable solely in additional equity interests to the holders of any class of equity interest, including payments by TWE under
Article VIII, XIII or XV of the TWE Partnership Agreement, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any equity interest in any Company (other than any Unrestricted Subsidiary) by such Company now or hereafter outstanding, except any redemption, retirement, sinking fund or similar payment payable solely in additional such equity interests to the holders of that class of interest or rights in respect of such class of interest (including, in the case of TWE, payments under Article VIII, XIII or XV of the TWE Partnership Agreement), (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire additional such equity interests of a Borrower or in the case of TWE any of its Subsidiaries now or hereafter outstanding (including, in the case of TWE, payments under Article VIII, XIII or XV of the TWE Partnership Agreement), (iv) any payment, including as to principal or interest, on or with respect to (including any forgiveness thereof) Convertible Intercompany Debt (other than any payment by any Subsidiary of a Borrower to any Wholly Owned Subsidiary of such Borrower or to such Borrower), (v) Investments by any Company in any of its Affiliates other than a Person that, after giving effect to such Investment, would be a Restricted Subsidiary of such Company and (vi) payments to be made to TWI or TWE upon exercise of options with respect to securities of TWI by certain employees of TWE and TWEAN as contemplated by Section 17.7 of the TWE Partnership Agreement and Section 3.1 of the TWEAN Partnership Agreement, but only to the extent that all such payments made by TWE and TWEAN in the aggregate (but without duplication) exceed $25,000,000 in any fiscal quarter; provided, however, that Restricted Payments of a Borrower under clauses (i), (ii) and (iii) shall not include pro rata distributions to all the shareholders or equity holders of any Subsidiary of a Borrower that is not a Wholly Owned Subsidiary of such Borrower. Notwithstanding the foregoing, so long as no Default or Event of Default is continuing or would occur after giving effect to such transaction, the following shall not constitute a Restricted Payment: (a) payment of Management Fees in accordance with the terms of the definition thereof, (b) payment of Tax Distributions in accordance with the terms of the definition thereof, (c) loans or payments from TWE in an aggregate amount not greater than the actual amount contributed to TWE by USW, plus the return thereon calculated in accordance with the terms of the TWE Partnership Agreement and (d) cash distributions by TWE to the TWE Partners with respect to their B Sub-Accounts pursuant to Section 8.4(f) of the TWE Partnership Agreement but only up to $50,000,000 per annum, which cash distributions shall be used only to fund the operations of certain sister partnerships in accordance with the TWE Partnership Agreement.

          "Restricted Subsidiaries" of any Borrower shall mean (i) all Subsidiaries of such Borrower on the Effective Date that are not designated as Unrestricted Subsidiaries by such Borrower on or prior to the Effective Date and (ii) all Subsidiaries of such Borrower that are created or acquired by such Borrower after the Effective Date and
(a) are not then designated as Unrestricted Subsidiaries by such Borrower or (b) are then designated by such Borrower as Unrestricted Subsidiaries but subsequently redesignated by such Borrower as Restricted Subsidiaries.

          "Revolving Loans" shall have the meaning provided in Section
2.01.

          "Revolving Notes" shall mean the promissory notes of the Borrowers issued pursuant to Section 2.11 substantially in the form of Exhibit C-1, as the same may be modified, endorsed or amended from time to time.

          "S&P" shall mean Standard & Poor's Ratings Group.

          "Sale Proceeds" shall mean all cash, Cash Equivalents and the fair market value of all other consideration received in an Asset Sale.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act.

          "Securities Act" shall mean the Securities Act of 1933.

          "Significant Asset Sale" shall mean any Asset Sale of assets or group of related assets having an original cost or generating Sale Proceeds of at least $25,000,000; provided, however, that the exchange of assets constituting a Cable Business or portion thereof by TWI Cable or any of its Subsidiaries for assets constituting a Cable Business or portion thereof owned by a Person other than TWI Cable or any of its Subsidiaries shall not be deemed a Significant Asset Sale; provided, further, however, that if such exchange includes the receipt of Sale Proceeds (other than Sale Proceeds consisting of a Cable Business) of at least $25,000,000, such exchange shall be treated as a Significant Asset Sale to the extent of such Sale Proceeds.

          "Six Flags" shall mean Six Flags Entertainment Corporation, a Delaware corporation.

          "Six Flags Contingent Obligations" shall mean the Contingent Obligations of TWE related to the Zero Coupon Senior Notes due 1999 of Six Flags (it being understood that Contingent Obligations shall include the accretion on such outstanding notes in accordance with their terms).

          "Specified Holders" shall mean WCI, Advance, Newhouse and Advance/Newhouse.

          "Subsidiary" of any Person shall mean and include (a) (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time, (b) with respect to TWI Cable, Paragon so long as Paragon shall be consolidated with TWI Cable pursuant to Section 9.15(c)(iii),
(c) with respect to TWE, any Person who owns any TWE Beneficial Assets or any Guarantor that owns a Subsidiary that owns TWE Beneficial Assets, to the extent set forth in, and subject to the terms of,
Section 9.15(a) (provided that WCI shall not be deemed a Subsidiary of TWE) or (d) with respect to TWEAN, any Person who owns any TWEAN Beneficial Assets (provided that none of the Specified Holders, TWE or any TWE Partner shall be deemed a Subsidiary of TWEAN).

          "Subsidiary Guarantee" shall mean (x) a guarantee by a Subsidiary Guarantor of the Obligations of the Borrower that is its most immediate direct or indirect parent or (y) a guarantee by a holder of TWEAN Material Beneficial Assets, substantially in the form of Exhibit G-1.

          "Subsidiary Guarantor" shall mean a Subsidiary of any Borrower or a holder of TWEAN Material Beneficial Assets that is required to execute and deliver a Subsidiary Guarantee pursuant to
Section 3.01(i), 3.02(e), 3.03(h) or 5.12.

          "Summit" shall mean Summit Communications Group, Inc., a Delaware corporation, and its Subsidiaries.

          "Summit Acquisition shall mean the acquisition of Summit by a Wholly Owned Subsidiary of TWI pursuant to the Summit Acquisition Documents.

          "Summit Acquisition Commitment" shall have the meaning provided in Section 2.01(b).

          "Summit Acquisition Documents" shall mean the documents identified as such on Schedule A.

          "Summit Assumed Indebtedness" shall mean the Indebtedness of Summit which is to be outstanding at the time of the Summit
Acquisition, as set forth on Schedule 4.05.

          "Summit Indenture" shall mean the Indenture dated as of April 15, 1993 between Summit Communications Group, Inc. and Shawmut Bank Connecticut, National Association, as Trustee.

          "Swingline Loan" shall have the meaning provided in Section
2.02.

          "Swingline Loan Commitment" shall mean $50,000,000.

          "Swingline Maturity Date" shall mean the date which is five Business Days prior to the Final Maturity Date.

          "Swingline Notes" shall mean the promissory note of TWE issued pursuant to Section 2.11 in substantially the form of Exhibit C-2, as the same may be modified, endorsed or amended from time to time.

          "Tax Distributions" shall mean, with respect to any period, distributions made (x) to TWE Partners by TWE on or with respect to income and other taxes under the TWE Partnership Agreement or (y) to TWEAN Partners by TWEAN on or with respect to income and other taxes under the TWEAN Partnership Agreement, in each case, which distributions are calculated in accordance with, and made no earlier than as required by, the terms of the applicable agreement.

          "Taxes" shall have the meaning provided in Section 2.18(a).

          "Test Period" shall have the meaning provided in the definition of "Pro Forma Basis."

          "Testable Event" shall mean, with respect to any Borrower,
(i) the Incurrence of Indebtedness by such Borrower or any of its Subsidiaries in excess of $250,000,000, (ii) any Acquisition by such Borrower, (iii) any Transfer by or to such Borrower, (iv) any Restricted Payment by such Borrower or any of its Subsidiaries in excess of $50,000,000, $25,000,000 or $25,000,000 in the case of TWE,
TWEAN or TWI Cable, respectively, or (v) any acquisition or disposition (or series of related acquisitions or dispositions) by such Borrower or any of its Subsidiaries of a Material Asset.

          "Total Commitment" shall mean, at any date of determination, the sum of the Commitments then in effect of each of the Lenders and shall initially equal $8,300,000,000.

          "Total Unutilized Commitment" means, at any time, the excess of the Total Commitment then in effect over the Total Utilized
Commitment at such time.

          "Total Utilized Commitment" shall mean, at any time, the sum of (i) the aggregate principal amount of Revolving Loans then outstanding and (ii) the aggregate principal amount of Swingline Loans then outstanding.

          "Transaction Documents" shall mean the Acquisition Documents and the Transfer Documents.

          "Transfer" shall mean the transfer to TWE or TWEAN (in any such case, the "Transferee Borrower") by TWI Cable or any of its Subsidiaries of one or more Acquired Cable Businesses (or one or more cable systems comprising parts thereof), together with the portion of the then outstanding Loans (the "Allocated Loans") of TWI Cable allocated to the Applicable Acquired Cable Business or applicable cable system, as the case may be.

          "Transfer Documents" shall mean, with respect to any Transfer, the documents, agreements and instruments relating to, or delivered in connection with, such Transfer.

          "Transferee" shall have the meaning provided in Section
2.18(a).

          "Transferee Borrower" shall have the meaning provided in the definition of "Transfer."

          "TWE" shall have the meaning provided in the first paragraph hereof.

          "TWE Beneficial Asset" shall have the meaning given to the term "Beneficial Asset" in the TWE Partnership Agreement.

          "TWE Guarantee" shall mean a limited recourse guarantee by TWE of the Obligations of TWEAN, substantially in the form of Exhibit G-5.

          "TWE Material Beneficial Asset" shall mean any TWE Beneficial Asset that is (i) a cable franchise and related assets that together have a book or fair market value of greater than $25,000,000 or (ii) any other asset (including Capital Stock), related group of assets, business or division of TWI or any of its Subsidiaries (other than TWE and its Subsidiaries) that (x) for the most recently ended fiscal year of TWE accounted for more than 1% of the Consolidated Cash Flow of TWE and its Subsidiaries taken as a whole for such period or
(y) has a book or fair market value of greater than $25,000,000.

          "TWE Partner" shall mean each Person who shall from time to time be admitted as a partner of TWE in accordance with the terms hereof and the TWE Partnership Agreement.

          "TWE Partner Guarantee" shall mean a guarantee by a TWE
Partner Guarantor of the obligations of TWE hereunder, substantially in the form of Exhibit G-2.

          "TWE Partner Guarantor" shall mean each TWE Partner listed in Schedule 3.01.

          "TWE Partnership Agreement" shall mean the Agreement of Limited Partnership of TWE dated as of October 29, 1991 by and among TWI, Itochu Corporation, a Japanese corporation, Toshiba Corporation, a Japanese corporation, USW and certain of their respective subsidiaries.

          "TWE Partnership Interest" shall have the meaning given to the term "Partnership Interest" in the TWE Partnership Agreement.

          "TWE Systems" shall have the meaning provided in the TWEAN Contribution Agreement.

          "TWEAN" shall have the meaning provided in the first paragraph hereof.

          "TWEAN Beneficial Asset" shall have the meaning given to the term "Beneficial Asset" in the TWEAN Contribution Agreement.

          "TWEAN Contribution Agreement" shall mean the Contribution Agreement dated as of September 9, 1994 by and among TWE, Advance, Newhouse and Advance/Newhouse.

          "TWEAN Material Beneficial Asset" shall mean any TWEAN Beneficial Asset that is (i) a cable franchise and related assets that together have a book or fair market value of greater than $25,000,000 or (ii) any other asset (including Capital Stock), related group of assets, business or division of TWE, Advance/Newhouse or any of their Subsidiaries (other than TWEAN and its Subsidiaries) that (x) for the most recently ended fiscal year of TWE or Advance/Newhouse, as the case may be, would have accounted for more than 1% of the Pro Forma Consolidated Cash Flow of TWEAN and its Subsidiaries taken as a whole for such period (determined on a Pro Forma Basis after giving effect to the acquisition of such TWEAN Beneficial Asset) or (y) has a book or fair market value of greater than $25,000,000.

          "TWEAN Partner" shall mean TWE, Advance/Newhouse and each other Person who shall from time to time be admitted as a partner of TWEAN in accordance with the terms hereof and the TWEAN Partnership Agreement.

          "TWEAN Partnership Agreement" shall mean the Partnership Agreement dated as of September 9, 1994 by and between Advance/Newhouse and TWE.

          "TWEAN Partnership Interest" shall have the meaning given to the term "Partnership Interest" in the TWEAN Partnership Agreement.

          "TWI" shall mean Time Warner Inc., a Delaware corporation.

          "TWI Cable" shall mean the Person defined as such in the first paragraph hereof, and from and after the closing of the CVI Acquisition, the Person currently known as Cablevision Industries Corporation, which shall assume, on terms satisfactory to the Administrative Agent, all of such Person's rights, obligations and liabilities under the Credit Documents.

          "TWI Material Adverse Effect" shall mean a material adverse effect on the condition (financial or other), business, results of operations, properties or liabilities of TWI and its Subsidiaries taken as a whole.

          "Two Thirds Lenders" shall mean, at any time, (x) Lenders having Commitments representing at least two-thirds of the Total Commitment or (y) if the Total Commitment has been reduced to zero, Lenders holding Loans and participations in Swingline Loans (but without duplication) representing at least two-thirds of the outstanding principal amount of Loans.

          "Type", when used in respect of any Revolving Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the Eurodollar Rate and the Base Rate.

          "Unfunded Current Liability" shall mean, with respect to any Pension Plan, at any time, the amount (if any) by which (i) the present value (using the actuarial assumptions utilized for financial reporting purposes in accordance with GAAP) of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under such Pension Plan exceeds (ii) the fair market value of the assets of such Pension Plan, all determined as of the then most recent valuation date for such Pension Plan.

          "Unrestricted Subsidiary" of any Borrower shall mean a Subsidiary of such Borrower that is not a Restricted Subsidiary; provided, however, that any Subsidiary that is a "Material Subsidiary," as that term is defined under the Indenture dated as of April 30, 1992 among TWI, TWE, the TWE Partners signatory thereto and The Bank of New York, as trustee, shall not at any time be an Unrestricted Subsidiary.

          "U.S. Dollars" shall mean dollars in lawful currency of the United States of America.

          "USW" shall mean U S WEST, Inc., a Colorado corporation.

          "WCI" shall mean Warner Communications Inc., a Delaware corporation.

          "Wholly Owned Restricted Subsidiary" of any Person shall mean a Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary of such Person.

          "Wholly Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, are owned by such Person and its Subsidiaries.

          "written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

          SECTION 1.02. Terms Generally. (a) The definitions in
Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

          (b) Unless the context shall otherwise require, all references herein to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (iii) agreements and other contractual instruments include subsequent amendments, assignments, and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document,
(iv) statutes and related regulations include any amendments of same and any successor statutes and regulations, and (v) time shall be deemed to be to New York City time.

          SECTION 1.03. Accounting Terms; Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, and calculations shall be made in accordance with Section 9.15.

                              ARTICLE II

                                LOANS

          SECTION 2.01. Commitments; Borrowing Caps. (a) Subject to the terms and conditions set forth herein and relying upon each of the representations and warranties of each of the Borrowers and the other Credit Parties set forth in each of the Credit Documents, each Lender agrees, severally and not jointly, to make revolving loans ("Revolving Loans") to the Borrowers, at any time and from time to time on and after the Closing Date and until the earlier of the Commitment Termination Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed (after giving effect to all Loans made or repaid) an amount equal to
(x) such Lender's Commitment minus (y) such Lender's Pro Rata Share (based upon its Commitment) of the Swingline Loans then outstanding; provided, however, that (i) the aggregate amount of Revolving Loans outstanding to any one Borrower shall at no time exceed its Borrowing Cap (after giving effect to all Loans made or repaid); (ii) the aggregate amount of Revolving Loans at any time outstanding to TWI Cable and TWEAN (after giving effect to all Loans made or repaid) shall not at any time exceed $5,000,000,000; and (iii) the aggregate amount of Revolving Loans outstanding to TWE (after giving effect to all Loans made or repaid) shall not exceed an amount equal to the Borrowing Cap of TWE minus all Swingline Loans then outstanding (after giving effect to all Swingline Loans made or repaid).

          (b) Notwithstanding anything to the contrary herein, of the Total Commitment, approximately:

          (i) $983,000,000 shall be used only at the time of the CVI Acquisition, to repay a portion of the CVI Assumed Indebtedness (plus any make-whole and other premiums relating thereto) and to pay related fees and expenses;

         (ii) $420,000,000 shall be used only at the time of the Gerry Acquisition, to repay the Gerry Assumed Indebtedness (plus any make-whole and other premiums relating thereto), to pay approximately $200,000,000 (subject to adjustment in accordance with the Gerry Acquisition Documents) in cash as partial consideration in the Gerry Acquisition and to pay related fees and expenses;

          (iii) $1,358,000,000 shall be used only at the time of the KBLCOM Acquisition, to repay the KBLCOM Assumed Indebtedness
     (plus any make-whole and other premiums relating thereto) and to pay related fees and expenses; and

          (iv) $140,000,000 (the "Summit Acquisition Commitment") shall be used only to repay the Summit Assumed Indebtedness (plus any make-whole and other premiums relating thereto) and to pay related fees and expenses or, if the Summit Assumed Indebtedness shall have been repaid prior to the Closing Date, to refinance the indebtedness incurred to so repay the Summit Assumed Indebtedness; provided, however, that in the event that any of the holders of the Summit Assumed Indebtedness shall not, before the Repurchase Date (as defined in the Summit Indenture), require the issuer thereof (or its successor) to repurchase all or a portion of the Summit Assumed Indebtedness (the "Expired Put Indebtedness"), the Summit Acquisition Commitment (but not the Total Commitment) shall be reduced by an amount equal to the principal amount of the Expired Put Indebtedness.

          (c) The Borrowers may borrow, repay and reborrow Loans hereunder (including the Loans referred to in clauses (i) through (iv) above) subject to the terms and conditions set forth herein.

          SECTION 2.02. Swingline Loans. (a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations and warranties of each of the Borrowers and the other Credit Parties set forth in each of the Credit Documents, upon receipt of a telephone request therefor from TWE no later than 10:00 A.M. on the proposed borrowing date (which request shall be confirmed in writing by delivery to the Administrative Agent within three Business Days thereafter of a Notice of Borrowing, which shall contain the information, to the extent applicable, set forth in Section 2.04; it being understood that such Notice of Borrowing shall constitute a representation and warranty by TWE that, at the time of delivery of such Notice of Borrowing and at the time of the telephonic request to which such Notice of Borrowing relates, all of the conditions contained in Section 3.04 have been satisfied), the Administrative Agent shall make swingline loans (the "Swingline Loans") to TWE, at any time and from time to time after the Closing Date and until the Business Day next preceding the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not to exceed the lesser of (x) the Swingline Loan Commitment and (y) the excess, if any, of the Total Commitment over the aggregate principal amount of Revolving Loans then outstanding.

          (b) Notwithstanding paragraph (a), the Administrative Agent
(i) shall not be required to make or to continue to make Swingline Loans if it shall have notified TWE of the unavailability (for any or no reason, in the Administrative Agent's sole discretion) of Swingline Loans hereunder at least three Business Days prior to the date on which TWE shall have made its telephonic request therefor, which notice shall remain effective until rescinded by the Administrative Agent, and (ii) shall not make any Swingline Loan at any time if the Administrative Agent shall have received written notice from the Required Lenders or any Borrower on or before the Business Day immediately preceding the date of the proposed Swingline Loan that a Default or Event of Default has occurred and is continuing and such notice has not been rescinded.

          (c) All Swingline Loans shall be payable on demand with accrued interest thereon, and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, including the voluntary and mandatory prepayment terms of Section 2.10; provided, however, that (i) any prepayment of Swingline Loans may be made without notice in a minimum amount of $5,000,000 and in increments of $1,000,000 in excess of such amount, (ii) all principal and interest on Swingline Loans shall be payable solely, and directly, to the Administrative Agent within the time period specified in Section 2.12, subject to each Lender's participation interest therein as provided by paragraph (d) below, and (iii) Swingline Loans shall bear interest at the rate per annum for Base Rate Loans under Section 2.07(a).

          (d) Upon demand, from time to time, by the Administrative Agent, TWE shall promptly borrow Revolving Loans pursuant to the terms hereof and apply the proceeds of such Revolving Loans to the repayment of all Swingline Loans then outstanding, plus accrued and unpaid interest, but in no event later than the earlier to occur of (x) the date of Borrowing of a Revolving Loan hereunder and (y) a bi-weekly settlement date specified in writing by the Administrative Agent to TWE. In the event that TWE shall fail to so repay any Swingline Loan plus accrued and unpaid interest within three Business Days after demand therefor by the Administrative Agent, and in any event upon (i) request by the Administrative Agent, and (ii) the acceleration of any Loan or the termination of any Lender's obligation to make Loans pursuant to
Article VII or the occurrence of any Event of Default under Article VII, each Lender shall be deemed to have irrevocably and unconditionally purchased directly from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan equal to the amount such other Lender's Pro Rata Share thereof would have been if such Swingline Loan were a Revolving Loan by paying the proceeds thereof plus accrued and unpaid interest to the Administrative Agent in New York, New York, in immediately available funds in U.S. Dollars. Such other Lenders' obligations under this Section 2.02(d) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) failure of the conditions precedent set forth in Section 3.04 to have been satisfied, (B) termination of the Total Commitment, (C) the occurrence of a Default or Event of Default or (D) the acceleration of the Loans. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with accrued interest thereon for each day from the date of demand therefor, if made prior to 11:00 A.M. on any Business Day, or, if made at any other time, from the next Business Day following the date of such demand, until the date such amount is paid to the Administrative Agent by such Lender at the Federal Funds Effective Rate for three Business Days and thereafter at the rate per annum for Base Rate Loans under Section 2.07(a). If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, and until such time as such Lender makes the required payment, the Administrative Agent shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other Lenders to purchase a participation therein.

          SECTION 2.03. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The Revolving Loans comprising any one Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than the Minimum Borrowing Amount (or an aggregate principal amount equal to the Total Unutilized Commitment or for any Borrower, such Borrower's Available Borrowing Cap). No Borrower shall make more than three Borrowings during any calendar week, except for mandatory Borrowings hereunder and except to the extent necessary to repay maturing commercial paper. The Borrowers shall not have, in the aggregate, more than twenty (20) Eurodollar Borrowings outstanding at any time under this Agreement.

          SECTION 2.04. Notice of Borrowings. Subject to Article III, whenever any Borrower desires to incur Revolving Loans, such Borrower shall deliver a Notice of Borrowing to the Administrative Agent prior to 10:00 a.m. on the date that is (x) in the case of a Eurodollar Borrowing at least three Business Days prior to the date of such proposed Borrowing and (y) in the case of a Base Rate Borrowing, at least one Business Day prior to the date of such proposed Borrowing. Each such Notice of Borrowing shall be irrevocable upon delivery and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the proposed date of Borrowing (which shall be a Business Day) and (iii) the Type of Borrowing and, if Eurodollar Loans, the Interest Period to be initially applicable thereto, which shall not end after the Final Maturity Date. If such notice does not specify the Type of Borrowing requested, the Requesting Borrower shall be deemed to have elected a Base Rate Borrowing. The Administrative Agent shall as promptly as practicable advise the Lenders of the proposed Borrowing or each proposed Borrowing, as the case may be, and of such Lender's Pro Rata Share thereof.

          SECTION 2.05. Disbursement of Funds. (a) Each Lender shall make available each Revolving Loan to be made by it hereunder on the proposed borrowing date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon on such date, and the Administrative Agent shall by 2:00 p.m. on such date credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Requesting Borrower to the Administrative Agent. If a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the amounts so received shall be returned to the respective Lenders by the close of business on the next Business Day. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative

Agent on the date of such Borrowing in accordance with this Section 2.05(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Requesting Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Requesting Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Requesting Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (b) Subject to the satisfaction of the conditions set forth in Section 3.04, all Swingline Loans shall be made available to TWE by the Administrative Agent not later than 1:00 p.m. on the date requested.

          (c) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

          SECTION 2.06. Conversion and Continuation of Revolving Loans. Each Borrower shall have the right at any time and from time to time upon delivery of a Notice of Conversion/Continuation to the Administrative Agent (x) not later than 10:30 a.m., on the day of the conversion, to convert all or any part of any of its Eurodollar Borrowings into a Base Rate Borrowing by it, and (y) not later than 10:30 a.m., three Business Days prior to conversion or continuation, to convert any of its Base Rate Borrowings into a Eurodollar Borrowing by it or to continue any of its Eurodollar Borrowings as a Eurodollar Borrowing by it for an additional Interest Period, subject in each case to the following:

          (a) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of the Borrowing converted or continued shall be an integral multiple of $1,000,000 and not less than the Minimum Borrowing Amount;

          (b) accrued interest on a Borrowing (or portion thereof) being converted shall be paid by the Requesting
     Borrower at the time of conversion;

          (c) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Requesting Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to, and determined in accordance with,
     Section 2.15; and

          (d) no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Final Maturity Date.

          Each notice pursuant to this Section 2.06 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing (or portion thereof) to be converted or continued, (ii) whether such Borrowing (or portion thereof) is to be converted to or continued as a Eurodollar Borrowing or a Base Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no notice shall have been given in accordance with this Section 2.06 to convert or continue any Borrowing, such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as or converted to a Base Rate Borrowing.

          SECTION 2.07. Interest. (a) The unpaid principal amount of each (i) Base Rate Loan shall bear interest at a rate per annum which shall at all times be equal to the Base Rate in effect from time to time and (ii) Eurodollar Loan shall bear interest at a rate per annum which shall at all times be equal to the applicable Adjusted Eurodollar Rate plus the Applicable Margin for the relevant Borrower for such Eurodollar Loan in effect from time to time.

          (b) If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (i) in the case of principal or interest on any Loan, the higher of (x) the Base Rate then in effect from time to time plus 2% and (y) the interest rate otherwise payable on such Loan (i.e., without giving effect to this Section 2.07(b)) plus 2% and (ii) in the case of all other amounts, the Base Rate then in effect from time to time plus 2%.

          (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan except as otherwise provided herein. The applicable Eurodollar Rate and Base Rate for each Interest Period or any day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as promptly as practicable advise each Borrower and each Lender, as appropriate, of such determination.

          (d) All computations of interest on Eurodollar Loans shall be based on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans shall be based on the actual number of days elapsed over a year of 365(366) days.

          SECTION 2.08. Fees.

          (a) Commitment Fees. The Borrowers, jointly and severally, shall pay to the Administrative Agent for the ratable account of the Lenders, on each March 31, June 30, September 30, and December 31 and on the Final Maturity Date, an aggregate commitment fee (the "Commitment Fee") equal to the Applicable Fee Percentage of each Borrower on the daily average amount of each Borrower's Availability. The Commitment Fee shall begin to accrue on and after the Closing Date and shall cease to accrue on the earlier of the Final Maturity Date and the date on which the Total Commitment shall have been terminated in full.

          (b) Facility Fee. TWI Cable shall pay to the Administrative Agent for the ratable account of the Lenders, on the Closing Date and on each anniversary of the Closing Date, a fee (the "Facility Fee") equal to 0.1875% of TWI Cable's Borrowing

Cap in effect (whether or not any portion thereof is then unavailable); provided, however, that no Facility Fee shall be payable on any such anniversary if the Leverage Ratio of TWI Cable as of such anniversary, determined on a Pro Forma Basis, does not exceed 5.5:1.0.

          (c) Other Fees. The Borrowers shall pay, jointly and severally, directly to the Administrative Agent for the account of each other Lender or for the account of the Administrative Agent, as the case may be, the fees specified in the accepted commitment letters or related fee letters, in respect of this Agreement and the other Credit Documents, executed by such Administrative Agent or such other Lenders, as the case may be, at such time or times and in such amount or amounts as are specified in any such accepted commitment letter (including said term sheet) or related fee letter.

          (d) Computation of Fees. All computations of Fees shall be based on the actual number of days elapsed over a year of 365(366) days.

          (e) Fees Non-Refundable. Once paid, none of the Fees shall be refundable under any circumstances. No Fees shall be creditable against any obligations owing from any Lender to any Borrower.

          SECTION 2.09. Reduction of Borrowing Caps and Commitments.

          (a) Voluntary. (i) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrowers may, at any time, permanently terminate the Total Commitment, or from time to time permanently reduce the Total Commitment in part; provided, however, that each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of the Minimum Borrowing Amount. Each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

          (ii) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, any Borrower may, at any time or from time to time, permanently reduce its Borrowing Cap, in whole or in part; provided, however, that each partial reduction of a Borrowing Cap shall be in an integral multiple of $1,000,000 and in a minimum principal amount of the Minimum Borrowing Amount.

          (b) Mandatory. (i) The Total Commitment shall be automatically terminated on the Commitment Termination Date; provided, however, if the Closing Date has not occurred on or before the Expiration Date, the Total Commitment shall be automatically terminated on the Expiration Date.

          (ii) The Borrowing Cap of TWI Cable shall be permanently reduced upon (x) any Significant Asset Sale but only to the extent provided in Section 2.10(b)(iii) and (y) any Assumption, in an amount equal to the aggregate principal amount of the Allocated Loans.

          SECTION 2.10. Prepayments.

          (a) Voluntary Prepayments. Any Borrower may, at any time and from time to time, prepay any Borrowing or any Swingline Loan, in whole or in part, by giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent (i) before 12:00 noon on the date that is at least three Business Days prior to the proposed date of prepayment, in the case of Eurodollar Loans and (ii) before 12:00 noon on the date that is at least one Business Day prior to the proposed date of prepayment, in the case of Base Rate Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than the Minimum Borrowing Amount in the case of Revolving Loans and $1,000,000 in the case of Swingline Loans; provided, further, however, that no partial prepayment of any Eurodollar Borrowing shall reduce such Borrowing to less than the Minimum Borrowing Amount.

          (b) Mandatory Prepayments. (i) On any date on which the aggregate amount of Loans outstanding (after giving effect to any other repayments or prepayments and any reduction of Commitments or Borrowing Caps occurring on such date) to (A) any Borrower exceeds such Borrower's Borrowing Cap, such Borrower shall repay Loans to such Borrower in the amount of such excess, (B) TWI Cable and TWEAN, collectively, exceeds $5,000,000,000, TWI Cable and/or TWEAN shall repay Loans in the aggregate amount of such excess or (C) the Borrowers, collectively, exceeds the Total Commitment, one or more of the Borrowers (as determined by the Borrowers) shall repay Loans in the aggregate amount of such excess.

          (ii) Notwithstanding anything to the contrary in Section 2.10(a)(i) or Section 2.11(a)(y), all of the Loans outstanding hereunder shall be repaid (x) on the date that the

Total Commitment is terminated in accordance with Section 2.09 or (y) if the Total Commitment shall terminate on the Commitment Termination Date, on the Final Maturity Date.

          (iii) In the event that a Significant Asset Sale shall occur at any time that the Leverage Ratio of TWI Cable, determined on a Pro Forma Basis, equals or exceeds 5.5:1.0, (A) TWI Cable shall repay its Loans and (B) the Borrowing Cap of TWI Cable shall be permanently reduced, in each case, in an amount equal to 75% of the Net Proceeds received from such Significant Asset Sale. The applicable portion of the Net Proceeds of any Significant Asset Sale shall be applied to the prepayment of the outstanding principal amount of Loans within 90 days after receipt of the Sale Proceeds of such Significant Asset Sale.

          (c) Any prepayment by TWE under this Section 2.10 shall be applied first toward outstanding Swingline Loans, to the extent thereof.

          (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section
2.10 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          SECTION 2.11. Repayment of Loans; Notes. (a) Each Borrower hereby agrees that the outstanding principal balance of each Loan, plus accrued and unpaid interest thereon, and all other outstanding Obligations hereunder shall be payable on the earlier of (x) the Final Maturity Date and (y) the time the Total Commitment is terminated (except if the Total Commitment is terminated on the Commitment Termination Date) or reduced to $0.

          (b) Each Borrower shall execute and deliver to each Lender (or to the Administrative Agent on behalf of each Lender) a Revolving Note to evidence such Lender's Revolving Loans in the principal amount of such Borrower's initial Borrowing Cap and with other appropriate insertions.

          (c) TWE shall execute and deliver to the Administrative
Agent a Swingline Note to evidence the Administrative

Agent's Swingline Loans in the principal amount of the Swingline Loan Commitment and with other appropriate insertions.

          (d) Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), it will endeavor to make a notation thereon of all Loans and principal payments previously made thereon and of the date to which interest thereon has been paid; provided, however, that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligation of such Borrower hereunder or under such Note with respect to any Loan and payments of principal or interest on any such Note.

          SECTION 2.12. Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Loan and any Fees or other amounts) hereunder, without set-off, counterclaim or defense, from an account in the United States, not later than 1:00 p.m. on the date when due, to the Administrative Agent at the Payment Office in U.S. Dollars in immediately available funds. If payment is so received after such time, then for all purposes of this Agreement, such payment shall be deemed received on the next succeeding Business Day.

          (b) Whenever any payment (including principal of or interest on any Loans or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.13. Reserve Requirements; Change in Circumstances.
(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof or adoption of any new law or regulation by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender's Commitment or any Eurodollar Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender in good faith to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid by the Borrowers, jointly and severally, to such Lender upon demand.

          (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, such Lender's Commitment or the Loans made hereunder to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then from time to time such additional amount or amounts as will compensate such Lender for such reduction will be paid to such Lender by the Borrowers, jointly and severally.

          (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall, jointly and severally, pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after their receipt of the same.

          (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period; provided, however, that no Lender shall be entitled to compensation under this Section 2.13 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrowers that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. Notwithstanding any other provision of this Section 2.13, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation in any given case). The protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

          SECTION 2.14. Change in Legality. (a) Notwith- standing any other provision herein, if any change in any law or regulation or in the interpretation thereof or adoption of any new law or regulation by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent, such Lender may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this Section 2.14, a notice by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt.

          (c) If, on any date for determining the Eurodollar Rate for any Interest Period, by reason of any changes arising after the date hereof affecting the interbank Eurodollar market, the Administrative Agent shall have determined that adequate and fair means do not exist for ascertaining the Eurodollar Rate on the basis provided in the definition thereof, the Administrative Agent shall give notice of such determination to the Borrowers and the Lenders. In such event, (x) Eurodollar Loans shall not be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist and (y) any Notice of Borrowing or Notice of Conversion/ Continuation with respect to Eurodollar Loans that have not yet been incurred, converted or continued shall be deemed rescinded by the Requesting Borrower.

          SECTION 2.15. Indemnity. The Borrowers shall, jointly and severally, indemnify each Lender against any out-of-pocket loss or expense which such Lender may sustain or incur as a consequence of (a) any failure to borrow, convert, continue or prepay any Loan hereunder after irrevocable notice of such borrowing, conversion, continuation or prepayment has been given by such Borrower pursuant to Section 2.02, 2.04, 2.06 or 2.10 (other than a deemed rescission in accordance with Section 2.14(c)), (b) any payment, prepayment or conversion, or assignment required under Section 2.19, of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain any Loan or any part thereof as a Eurodollar Loan. Such loss shall include an amount equal to (x) such Lender's Pro Rata Share of the principal amount of the Loan so repaid, prepaid, converted, assigned or not borrowed, prepaid, continued or converted (the "Affected Principal Amount") times (y) the excess, if any, of (i) Eurodollar Rate applicable to such Loan over (ii) the LIBID Rate applicable to such Loan in effect on or about the date of such repayment, prepayment, conversion, assignment or failure to borrow, prepay, continue or convert, based on the rates bid on or about such date for deposits in an amount equal approximately to such Lender's Pro Rata Share of the Affected Principal Amount with an interest period equal approximately to the period from the date of such repayment, prepayment, conversion, assignment or failure to borrow, prepay, continue or convert to the last day of the Interest Period for such Loan (the "Remaining Period") times (z) a fraction, the numerator of which is the number of days in the Remaining Period and the denominator of which is 360. Such expense shall include any other reasonable out-of-pocket expense (including any reasonable internal processing charge customarily charged by such Lender) suffered by such Lender in liquidating or employing deposits prior to maturity in amounts which correspond to such Lender's Pro Rata Share of the Affected Principal Amount. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

          SECTION 2.16. Pro Rata Treatment. Except as required under Sections 2.14 and 2.19, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and the Facility Fee, each reduction of the Commitments and each conversion of any Borrowing into a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Pro Rata Shares. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

          SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans to a Borrower as a result of which the unpaid principal portion of its Loans (and accrued and unpaid interest thereon) to such Borrower shall be proportionately less than the unpaid principal portion of the Loans (and accrued and unpaid interest thereon) of any other Lender to such Borrower, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender to such Borrower so that the aggregate unpaid principal amount of the Loans (and accrued and unpaid interest thereon) to such Borrower and participations in the Loans to such Borrower held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans to such Borrower then outstanding as the principal amount of its Loans (and accrued and unpaid interest thereon) to such Borrower prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding (and accrued and unpaid interest thereon) prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Loan in the amount of such participation. Each Borrower expressly consents to the foregoing arrangement.

          SECTION 2.18. Taxes. (a) Any and all payments to the Lenders under any Credit Document shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and expenses), excluding (i) income taxes (including any branch profits tax) imposed on the income of the Administrative Agent or any Lender (it being understood that the term "Lender" in this Section 2.18 shall include any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) and (ii) franchise taxes imposed on the income, assets or net worth of the Administrative Agent or any Lender, in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or in which its lending office is located, or in which it is doing business (other than as a result of entering into any Credit Document, performing any obligations thereunder, receiving any payments thereunder or enforcing any rights thereunder), or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender,
(x) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers shall, jointly and severally, pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document ("Other Taxes").

          (c) The Borrowers shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender or the Administrative Agent, as the case may be, and any liability (including reasonable attorney's fees and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or Administrative Agent receives written demand for payment of such Taxes or Other Taxes from the relevant Governmental Authority.

          (d) If a Lender or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts, pursuant to this Section 2.18, it shall promptly notify the Borrowers of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrowers, make a claim to such Governmental Authority for such refund at the Borrowers' expense. If a Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.18, it shall within 30 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section
2.18 with respect to the Taxes or Other Taxes giving rise to such refund, as determined by such Lender in its sole discretion), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of such Lender or the Administrative Agent, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.

          (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Borrowers will, jointly and severally, deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this
Section 2.18 shall survive the termination of this Agreement and the payment in full of the principal of and interest on all Loans made hereunder.

          (g) Each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrowers under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.18, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.18 that such Non-U.S. Lender is not legally able to deliver.

          (h) No Borrower shall be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph
(a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrowers; provided, further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation (taking into account the provisions of this clause (i)) or
(ii) the obligation to pay such indemnity payment or additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

          (i) The Administrative Agent and each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (c) above with respect to the Administrative Agent or such Lender, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of the Administrative Agent or such Lender) to designate another lending office for any Loans affected by such event; provided, however, that such designation shall be made on such terms that the Administrative Agent or such Lender and its lending office, in the Administrative Agent's or such Lender's reasonable judgment, suffer no economic, legal, regulatory or other disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of either of such paragraphs. The applicable Borrower agrees to pay all reasonable costs, expenses and liabilities incurred by the Administrative Agent or any Lender in utilizing another lending office of the Administrative Agent or such Lender pursuant to this paragraph (i). Nothing in this paragraph (i) shall affect or postpone any of the obligations of any Borrower or the right of the Administrative Agent or any Lender elsewhere herein.

          (j) Nothing contained in this Section shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          SECTION 2.19. Duty to Mitigate; Replacement of Lenders. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.13 or Section 2.18 or exercising its rights under Section 2.14 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

          (b) (x) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14 to the Borrowers, or the Borrowers shall be required to make additional payments to any Lender (or any Transferee) under Section 2.18, (y) if any Lender shall default in its obligations to make Loans hereunder or
(z) as provided in Section 9.07(c), the Borrowers shall have the right, at their own expense, upon notice to such Lender and the Administrative Agent, to require such Lender (the "Replaced Lender") to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations of the Replaced Lender hereunder to another financial institution (a "Replacement Lender") approved by the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations (or to terminate the Commitment of such Lender and reduce the Total Commitment); provided, however, that (i) no Default or Event of Default shall have occurred and be continuing, (ii) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (iii) the Borrowers shall have paid to the Replaced Lender all monies accrued and owing hereunder to it, including pursuant to Section 2.13, 2.14, 2.15 or 2.18, for all periods prior to the effectiveness of such assignment (other than accrued fees and interest being paid by the Replacement Lender under clause (iv)), (iv) the Replacement Lender shall have paid in full in U.S. Dollars all amounts due and payable to the Replaced Lender (including accrued fees and interest) under the applicable instrument of assignment, and (v) if the Borrowers are obligated at any one time to make payments to or indemnify more than one Lender pursuant to Section 2.13, 2.14, 2.15 or 2.18, all such Lenders must be treated the same pursuant to this Section 2.19.

                             ARTICLE III

                         CONDITIONS PRECEDENT

          The obligations of each of the Lenders to make Loans to any of the Borrowers hereunder are subject to (i) in the case of the Initial Loans, the satisfaction of each of the conditions set forth in
Section 3.01, (ii) in the case of Acquisition Loans (including any Initial Loans), the satisfaction of each of the conditions set forth in Section 3.02, (iii) in the case of Assumptions, the satisfaction of each of the conditions in Section 3.03 and (iv) in the case of all Loans (including the Initial Loans, Acquisition Loans and the Assumptions), the satisfaction of each of the conditions set forth in
Section 3.04. Each request for Loans and each acceptance of the proceeds thereof shall constitute a representation and warranty that all conditions applicable to such Loans have been satisfied; provided, however, that in no event shall a continuation or conversion of any Loan constitute a new Loan or such representation or warranty.

            SECTION 3.01.  Conditions to Initial Loans.  On the
Closing Date:

          (a) Officers' Certificates. (i) The Administrative Agent shall have received (with copies for each Lender) an Officers' Certificate from each Borrower dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, stating that, to the best knowledge and belief of each signer of such certificate after due inquiry, each of the conditions set forth in Sections 3.01(c), (d) (only as to the second sentence thereof), (h),
(k), (l) (without giving effect to the reference to the Administrative Agent and Required Lenders therein) and 3.04 are, as to such Borrower, satisfied as of the Closing Date.

          (ii) The Administrative Agent shall have received (with copies for each Lender) an Officer's Solvency Certificate dated the Closing Date from each Borrower.

          (iii) The Administrative Agent shall have received (with copies for each Lender) an Interest Rate Certificate from each Borrower setting forth (x) the Debt Ratings as of the Closing Date and
(y) the Leverage Ratio of such Borrower, determined on a Pro Forma
Basis.

          (b) Opinions of Counsel. The Administrative Agent shall have received opinions in form and substance reasonably satisfactory to the Administrative Agent, addressed to each Lender and dated the Closing Date from (i) Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Borrowers, which opinion shall cover the matters contained in Exhibit F-1, (ii) Peter R. Haje, Esq., General Counsel to the Borrowers, which opinion shall cover the matters contained in Exhibit F-2, and (iii) Cahill Gordon & Reindel, special counsel to the Lenders, which opinion shall cover the matters contained in Exhibit F-3.

          (c) No Defaults. No default shall have occurred, and no event shall have occurred and no condition shall exist that with the lapse of time or notice or both would constitute a default, (i) before giving effect to the Initial Loans and the other transactions to occur on the Closing Date, under the Existing TWE Credit Agreement or (ii) before and after giving effect on a Pro Forma Basis to the Initial Loans and the other transactions to occur on the Closing Date, with respect to (x) any other indebtedness for money borrowed of any Company or TWI or any of its Subsidiaries or (y) any other material obligation of any Company.

          (d) Organizational Documents, Etc. Each Lender shall have received copies of (i) each Organizational Document and (ii) any material agreements entered into by any Credit Party, as of the Closing Date, governing the terms and relative rights of the Capital Stock, partnership interests or other equity interests of any Credit Party and any such agreements entered into by partners or shareholders (as applicable) relating to any Credit Party, certified as true and complete by an appropriate officer or Governmental Authority, and the provisions of each of the foregoing shall be reasonably satisfactory to the Lenders. Each Organizational Document shall be in full force and effect without amendment, modification, waiver or forbearance in a manner inconsistent with the provisions of Section 5.10 or 6.12 by or on behalf of any Credit Party or any other party to the Organizational Documents, without the prior written consent of the Administrative Agent and the Required Lenders.

          (e) Corporate Proceedings. All corporate, partnership, legal and other proceedings in connection with the authorization, execution and delivery by the Credit Parties of the Credit Documents and the transactions to occur on the Closing Date shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders. The

Administrative Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate, partnership and other proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or partnership authorities or Governmental Authorities.

          (f) Delivery of Notes. Each Borrower shall deliver to the Administrative Agent a Revolving Note for each Lender executed by each such Borrower in accordance with Section 2.11. TWE shall deliver to the Administrative Agent a Swingline Note executed by it in accordance with Section 2.11.

          (g) Payment of Fees. All fees and reimbursable expenses due and payable to the Lenders, the Administrative Agent and its counsel pursuant to the Credit Documents and their respective commitment letters, fee letters and otherwise, and pursuant to the Existing TWE Credit Agreement and otherwise, shall have been paid in full to each such Person.

          (h) Change of Control. Since March 31, 1995, no Change of Control shall have occurred.

          (i) Guarantees. Each TWE Partner Guarantor shall have executed and delivered a TWE Partner Guarantee of its Guaranteed Percentage. Each Subsidiary of a TWE Partner Guarantor, which Subsidiary holds TWE Material Beneficial Assets (a "Holder Guarantor") shall have executed and delivered a Holder Guarantee. Each holder of TWEAN Material Beneficial Assets (other than Advance, Newhouse, Advance/Newhouse and TWE) shall have executed and delivered a Subsidiary Guarantee. TWE shall have executed and delivered the TWE Guarantee. Each Wholly Owned Restricted Subsidiary of a Borrower that is, or together with any other such Subsidiary not already party to a Subsidiary Guarantee would be, a Material Subsidiary, shall have executed and delivered a Subsidiary Guarantee (it being understood that Subsidiaries that collectively would not be a Material Subsidiary need not execute a Subsidiary Guarantee unless any such Subsidiary conducts a business that is part of that conducted by another Subsidiary that executes or is required to execute a Subsidiary Guarantee); provided, however, that this sentence shall not apply to
(i) Six Flags or any of its Subsidiaries or (ii) any Subsidiary that is (a) a Foreign Subsidiary or (b) a domestic Subsidiary whose only assets are (x) the capital stock of one or more Foreign Subsidiaries or (y) foreign business operations. Each such Guarantee shall be in full force and effect.

          (j) Beneficial Assets. (i) The Administrative Agent shall have received a letter from TWI addressed to the Lenders, in the form of Exhibit H-1, stating that TWI agrees (x) to cause each holder of TWE Beneficial Assets to comply with each and every covenant or other provision of the Credit Agreement applicable to such holder and (y) to use its reasonable best efforts to continue to seek all relevant authorizations, orders, approvals and franchises with respect to the Contributed Businesses (as defined in the TWE Partnership Agreement) (including the Beneficial Assets), and to contribute any assets contemplated to be transferred to TWE but not so transferred as of the Closing Date but subject to Section 3.5 of the TWE Partnership Agreement.

          (ii) The Administrative Agent shall have received a letter from each of Advance and Newhouse addressed to the Lenders, in the form of Exhibit H-2, stating that Advance or Newhouse, as the case may be, agrees (x) to indemnify TWEAN and its Subsidiaries with respect to any claims relating to or arising out of the contribution of the Advance/Newhouse Assets and related transactions, (y) to comply, and cause each other holder of TWEAN Beneficial Assets that is an Affiliate of Advance or Newhouse, as the case may be, to comply, with each and every covenant or other provision of the Credit Agreement applicable to Advance or Newhouse, as the case may be, in its capacity as a holder of TWEAN Material Beneficial Assets or to such other holder and (z) use its reasonable best efforts to continue to seek all relevant authorizations, orders, approvals and franchises with respect to the Advance/Newhouse Systems (including the TWEAN Beneficial Assets), and to contribute any assets contemplated to be transferred to TWEAN but not so transferred as of the Closing Date (subject to Section 6.7 of the TWEAN Contribution Agreement).

          (k) Termination of Existing TWE Credit Agreement. Simultaneously with the making of the Initial Loans, all Indebtedness of TWE outstanding under the Existing TWE Credit Agreement shall be repaid, together with all interest thereon and other amounts owing in respect thereof, all commitments thereunder shall be cancelled and the Existing TWE Credit Agreement shall be terminated, all on terms reasonably satisfactory to the Administrative Agent.

          (l) Absence of TWI Material Adverse Change. Before and after giving effect to the Initial Loans and the other transactions to occur on the Closing Date, no event shall have occurred, no condition shall exist and no event or condition shall have become known (including information not previously disclosed), which, in the reasonable judgment of the Administrative Agent or the Required Lenders, singly or in the aggregate with all such other events and conditions, could reasonably be expected to have a TWI Material Adverse Effect.

          SECTION 3.02. Conditions to Acquisition Loans. On each
Acquisition Funding Date:

          (a) Officers' Certificate. (i) The Administrative Agent shall have received (with copies for each Lender), at least seven (7) Business Days prior to the proposed Applicable Acquisition Funding Date (or at such other time as the Administrative Agent shall agree), an Officers' Certificate from the Acquiring Borrower that shall (1) outline the material terms and conditions of the Applicable Acquisition, (2) list the Persons that will become Subsidiaries of each Acquiring Borrower upon consummation of the Applicable Acquisition, (3) set forth the method of repayment of any Assumed Indebtedness, (4) in the case of Loans Incurred to repay or refinance the Summit Assumed Indebtedness, be accompanied by a copy of the notice of offer to repurchase the Summit Assumed Indebtedness from the holders thereof, (5) state that no provision of any Applicable Acquisition Document has been or will be waived or modified, or if any such provision has been or will be waived or modified, shall set forth the provisions of such waiver or modification, (6) state the Leverage Ratio of each Borrower determined on a Pro Forma Basis after giving effect to the Applicable Acquisition and the transactions to occur in connection therewith, (7) be accompanied by a balance sheet of TWI Cable prepared on a Pro Forma Basis and (8) set forth such other information as the Administrative Agent or the Required Lenders shall reasonably request. Such Officers' Certificate shall be, in form and substance, reasonably satisfactory to the Administrative Agent and the Required Lenders.

          (ii) The Administrative Agent shall have received (with copies for each Lender) an Officers' Certificate from each Acquiring Borrower dated such date stating that, to the best knowledge and belief of each signer of such certificate after due inquiry, the conditions set forth in Sections 3.02(c) and (d) (only as to the second sentence thereof) and 3.04 are satisfied.

          (b) Opinions of Counsel. The Administrative Agent shall have received opinions in form and substance reasonably satisfactory to the Administrative Agent, addressed to each Lender and dated such date from (i) Cravath, Swaine & Moore, special merger and acquisition counsel to the Borrowers, which opinion shall cover the matters contained in Exhibit I-1 and such other matters as the Administrative Agent shall reasonably request, and (ii) Peter R. Haje, Esq., General Counsel to the Borrowers, which opinion shall cover the matters contained in Exhibit I-2 and such other matters as the Administrative Agent shall reasonably request. The Administrative Agent shall have received such other opinions as it shall reasonably request.

          (c) No Defaults. Before and after giving effect on a Pro Forma Basis to the Applicable Acquisition and the transactions to be consummated in connection therewith, no default shall have occurred, and no event shall have occurred and no condition shall exist that with the lapse of time or notice or both would constitute a default, with respect to (i) any Indebtedness for money borrowed of any Company (other than any Unrestricted Subsidiary) or TWI or any of its Subsidiaries or (ii) any other material obligation of any Company other than any Unrestricted Subsidiary.

          (d) Organizational and Applicable Acquisition Documents. (i) To the extent not previously provided, each Lender shall have received copies of (A) each Organizational Document and (B) any material agreements entered into by any Credit Party, as of the Applicable Acquisition Funding Date, governing the terms and relative rights of the Capital Stock, partnership interests or other equity interests of any Credit Party and any such agreements entered into by partners or shareholders (as applicable) relating to any Credit Party, certified as true and complete by an appropriate officer or Governmental Authority, and the provisions of each of the foregoing shall be reasonably satisfactory to the Lenders. Each Organizational Document shall be in full force and effect without amendment, modification, waiver or forbearance in a manner inconsistent with the provisions of
Section 5.10 or 6.12 by or on behalf of any Credit Party or any other party to the Organizational Documents, without the prior written consent of the Administrative Agent and the Required Lenders.

          (ii) The Administrative Agent shall have received true and complete copies of all of the Applicable Acquisition Documents. Any amendment, modification, waiver or forbearance of any provision of any of the Applicable Acquisition Documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

          (iii) The Applicable Acquisition shall occur simultaneously with, or immediately after, the Borrowing to occur on the Applicable Acquisition Funding Date and on terms reasonably satisfactory to the Administrative Agent.

          (e) Guarantees. Each Person that will become a Subsidiary of TWI Cable or TWEAN upon consummation of the Applicable Acquisition shall have executed and delivered a Subsidiary Guarantee; provided, however, that Subsidiaries of Cablevision Industries Corporation or KBLCOM Incorporated, as the case may be, having less than 20,000 subscribers shall not be required to deliver a Subsidiary Guarantee if Subsidiaries of Cablevision Industries Corporation or KBLCOM Incorporated, as the case may be, that deliver a Subsidiary Guarantee shall own more than 85% of all of the subscribers of CVI or KBLCOM, as the case may be. If the Applicable Acquisition shall be the KBLCOM Acquisition, Paragon shall have executed and delivered the Paragon Guarantee. Each such Guarantee shall be in full force and effect.

          (f) Corporate Proceedings. All corporate, partnership, legal and other proceedings and all agreements, documents and instruments entered into, delivered or filed with any Governmental Authority required in connection with the Applicable Acquisition shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders. The Administrative Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate, partnership and other proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or partnership authorities or Governmental Authorities.

          SECTION 3.03. Conditions to Assumptions. On each Assumption
Date:

          (a) Officers' Certificates. (A) Each Lender shall have received, seven (7) Business Days prior to such Assumption Date (or at such other time as the Administrative Agent shall agree), an Officers' Certificate that shall (1) outline the material terms and conditions of the Applicable Transfer, including the consideration to be received (including the amount of Allocated Loans to be assigned) by TWI Cable and its Subsidiaries, (2) list the Persons, if any, that will cease to be Subsidiaries of TWI Cable and become Subsidiaries of the Transferee Borrower upon consummation of the Applicable Transfer, (3) state that no provision of any Applicable Transfer Document has been or will be waived or modified, or if any such provision has been or will be waived or modified, shall set forth the provisions of such waiver or modification, (4) state the Leverage Ratio of each Borrower determined on a Pro Forma Basis after giving effect to the Applicable Transfer,
(5) set forth in reasonable detail the calculation of the amount of the Allocated Loans and (6) set forth such other information as the Administrative Agent or the Required Lenders shall reasonably request, and each of the foregoing shall be reasonably satisfactory to the Administrative Agent and the Required Lenders.

          (B) The Administrative Agent shall have received an Officers' Certificate from TWI Cable dated such Assumption Date stating that, to the best knowledge and belief of each signer of such certificate after due inquiry, the conditions set forth in Sections 3.03(c), (d) (only as to the first sentence thereof), (e), (f) and (g) and 3.04 are satisfied.

          (b) Opinions of Counsel. The Administrative Agent shall have received opinions in form and substance reasonably satisfactory to the Administrative Agent, addressed to each Lender and dated such date, from (i) Paul, Weiss, Rifkind, Wharton & Garrison or such other counsel to the Borrowers acceptable to the Administrative Agent, which opinion shall cover the matters contained in Exhibit J-1, with such changes thereto and containing such other matters as the Administrative Agent shall reasonably agree to or request and (ii) Peter R. Haje, Esq., General Counsel to the Borrowers, which opinion shall cover the matters contained in Exhibit J-2, with such changes thereto and containing such other matters as the Administrative Agent shall reasonably agree to or request.

          (c) No Defaults. Before and after giving effect on a Pro Forma Basis to the Applicable Transfer, no default shall have occurred, and no event shall have occurred and no condition shall exist that with the lapse of time or notice or both would constitute a default, with respect to (1) any Indebtedness for money borrowed of any Company (other than any Unrestricted Subsidiary) or TWI or any of its Subsidiaries or (2) any other material obligation of any Company.

          (d) Terms of Transfer. The consideration to be received (including the Transferee Borrower's assumption of the Allocated Loans) by TWI Cable shall equal the fair market value of the assets to be acquired by the Transferee Borrower. The Lenders shall have received a true and complete copy of all valuation and other reports, if any, prepared by third parties for or on behalf of any Borrower with respect to the consideration in the Applicable Transfer. The terms and conditions of the Applicable Transfer shall be reasonably satisfactory to the Administrative Agent.

          (e) Assumption of Loans. The Assumption of the Allocated Loans shall occur simultaneously with the consummation of the Applicable Transfer.

          (f) Borrowing Cap. After giving pro forma effect to the Applicable Transfer, including the Assumption of the Allocated Loans, all Loans then outstanding to each of TWI Cable and the Transferee Borrower shall not exceed such Borrower's Borrowing Cap.

          (g) Transfer Documents. The Administrative Agent shall have received true and complete copies of all of the Applicable Transfer Documents. Any amendment, modification, waiver or forbearance of any provision of any of the Applicable Transfer Documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

          (h) Guarantees. Each Subsidiary Guarantor that will become a Subsidiary of the Transferee Borrower upon consummation of the Applicable Transfer shall have executed and delivered a Subsidiary Guarantee (it being understood that each Person that will cease to be a Subsidiary of TWI Cable will be released from its Subsidiary
Guarantee guaranteeing the Obligations of TWI Cable).

          (i) Corporate Proceedings. All corporate, partnership, legal and other proceedings and all agreements, documents and instruments entered into, delivered or filed with any Governmental Authority required in connection with the Applicable Transfer shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders. The Administrative Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate, partnership and other proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or partnership authorities or Governmental Authorities.

          SECTION 3.04. Conditions to All Loans. On each Funding Date:

          (a) No Default or Event of Default. Before and after giving effect to the Loans to be made and any other transaction to occur on such Funding Date, no Default or Event of Default shall have occurred and be continuing.

          (b) Representations and Warranties. Before and after giving effect to the Loans to be made on such Funding Date and any other transaction to occur on such Funding Date, all representations and warranties of the Borrowers contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such Funding Date, except to the extent that such representations and warranties expressly relate to an earlier date.

          (c) No Injunction. There shall not exist any temporary or permanent judgment, order, injunction or other restraint issued or filed by a court of competent jurisdiction with respect to the making of any Loans.

                              ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS

          In order to induce each Lender to enter into this Agreement and the other Credit Documents and to make the Loans hereunder, each Borrower (unless the context clearly requires otherwise, as to itself and its Subsidiaries and in the case of TWE and TWI Cable, also as to TWI and its Subsidiaries (for any representation or warranty applicable to TWI and its Subsidiaries)) makes each of the following representations and warranties to, and agreements with, each Lender, all of which shall survive the execution and delivery of this Agreement and the making of any Loans, except if any such representation or warranty expressly indicates that it is being made as of a specific date such representation or warranty shall be made only on such date:

          SECTION 4.01. Organizational Status. Each Company is a duly organized and validly existing partnership, corporation or limited liability company, as the case may be, under the laws of its jurisdiction of organization, except in the case of any Company that is not a Credit Party, where the failure to be so duly organized and validly existing, singly or in the aggregate with all such other failures, could reasonably be expected to have a Borrower Material Adverse Effect. Each Company has the organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except in the case of any Company that is not a Credit Party, where the failure to have such power and authority, singly or in the aggregate with all such other failures, could reasonably be expected to have a Borrower Material Adverse Effect. Each Company is in good standing in its jurisdiction of organization and is duly qualified or authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified or authorized could not, singly or in the aggregate with all such other failures, reasonably be expected to have a Borrower Material Adverse Effect.

          SECTION 4.02. Organizational Power and Authority. Each Company has the organizational power and authority to execute, deliver and carry out the terms and provisions of each Document to which it is, or will be, a party and has taken (or prior to the Closing Date will take) all necessary organizational action to authorize the execution, delivery and performance of each such Document. This Agreement constitutes and each other Document (when executed and delivered by any Company) will constitute, the legal, valid and binding obligation of each such Company enforceable against such Company in accordance with its terms except to the extent that the enforcement of the provisions of such Document may be limited (i) by any applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally or (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          SECTION 4.03. No Conflict. Except as specified in Schedule 4.03, the execution, delivery and performance by any Company of any of the Documents to which it is, or will be, a party, compliance with the terms and provisions thereof and the consummation of the transactions contemplated therein (i) will not contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority, which contravention, singly or in the aggregate with all such other contraventions, could reasonably be expected to have a Borrower Material Adverse Effect, (ii) will not violate or otherwise result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Company pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which any Company is a party or by which the property or assets of any Company is bound or to which they may be subject (including the TWEAN Contribution Agreement, the TWEAN Partnership Agreement and the TWE Partnership Agreement), which violation, breach, default or imposition of Lien, singly or in the aggregate with all such other violations, breaches, defaults or impositions of Liens, could reasonably be expected to have a Borrower Material Adverse Effect and (iii) will not violate any provision of any Organizational Document.

          SECTION 4.04. Litigation. Except as specified in Schedule 4.04, there is no action, suit or proceeding pending or, to the knowledge of any Borrower, threatened with respect to TWI, any of its Subsidiaries or any Company before any arbitrator, Governmental Authority or self-regulatory authority that, singly or in the aggregate with all other such actions, suits and proceedings, could reasonably be expected to have a Borrower Material Adverse Effect or a TWI Material Adverse Effect.

          SECTION 4.05. Use of Proceeds; Margin Regulations. (a) TWE will use the proceeds of all Loans to it (i) on the Closing Date, to permanently repay all Indebtedness outstanding under the Existing TWE Credit Agreement (together with all interest thereon and all other amounts owing in respect thereof) and to pay related fees and expenses, including those set forth in Section 3.01(g), and (ii) after the Closing Date, for general corporate purposes.

          (b) TWEAN will use the proceeds of all Loans to it, on and after the Closing Date, (i) in the event that it acquires the Gerry Subs in the Gerry Acquisition, to repay all of the Gerry Assumed Indebtedness (plus any make-whole and other premiums relating thereto), to pay approximately $200,000,000 in cash as partial consideration in the Gerry Acquisition and to pay related fees and expenses and (ii) for general corporate purposes.

          (c) TWI Cable will use the proceeds of all Loans, (i) on and after the Closing Date, to repay Assumed Indebtedness (plus any make-whole and other premiums relating thereto) other than the Gerry Assumed Indebtedness and any Expired Put Indebtedness and to pay related fees and expenses, (ii) in the event that it acquires the Gerry Subs in the Gerry Acquisition, to repay all of the Gerry Assumed Indebtedness (plus any make-whole and other premiums relating thereto), to pay approximately $200,000,000 in cash as partial consideration in the Gerry Acquisition and to pay related fees and expenses and (iii) for general corporate purposes.

          (d) At the time of the making of any Loan hereunder, not more than 25% of the value of the assets of any Borrower or of any Borrower and its Subsidiaries shall constitute Margin Stock. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

          (e) For purposes of this Section 4.05, general corporate purposes shall include capital expenditures, acquisitions, working capital and the making of Restricted Payments permitted hereunder.

          SECTION 4.06. Governmental Approvals, Etc. Except as specified in Schedule 4.06, no material order, consent, approval, license, authorization, validation of, filing, recording or registration with, or exemption by, any Governmental Authority or of any other Person which has not been obtained or made is required to be so obtained or made by any Company or TWI to authorize, or is required to be so obtained or made in connection with, (i) the execution, delivery and performance of any Document by any Company or (ii) the legality, validity, binding effect or enforceability of any Credit Document. Except as specified in Schedule 4.06, no material order, consent, approval, license, authorization, validation of, filing, recording or registration with, or exemption by, any Governmental Authority or of any other Person which has not been obtained or made prior to the Applicable Transaction Date is required to be so obtained or made prior to the Applicable Transaction Date by any Company or TWI to authorize, or is required to be so obtained or made prior to the Applicable Transaction Date in connection with, the legality, validity, binding effect or enforceability of any Applicable Transaction Document (other than those the failure of which to obtain, singly or in the aggregate, could not reasonably be expected to have a Borrower Material Adverse Effect).

          SECTION 4.07. Investment Company Act. No Company is an
"investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.08. Government Regulation. No Borrower (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, (ii) is subject to regulation under the Federal Power Act or the Interstate Commerce Act or (iii) is subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than Federal and state securities laws.

          SECTION 4.09. True and Complete Disclosure. All information heretofore or contemporaneously furnished by or on behalf of any Company (including all information contained in the Documents, the Confidential Information Memorandum and the annexes, schedules and other attachments thereto but not including the Projected Financial Statements), when taken together with TWI's and TWE's Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, TWI's and TWE's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1995 and TWI's and TWE's Current Reports on Form 8-K each dated April 1, 1995 and May 30, 1995, is, and all other such information hereafter furnished, including all information contained in any of the Documents, including any annexes or schedules thereto, by or on behalf of any Company to or on behalf of any Lender is and will be (as of their respective dates, the Effective Date and the Closing Date), true and accurate in all material respects and not incomplete by omitting to state anything necessary to make such information not misleading at such time. There is no fact of which any Borrower is aware which has not been disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which such Borrower is aware, could reasonably be expected to have a Borrower Material Adverse Effect or a TWI Material Adverse Effect. All statements of fact and representations concerning the present and anticipated business, operations and assets of each Company, the Documents and the transactions referred to therein are true and correct in all material respects, and all assumptions with respect thereto contained therein are reasonable in all material respects.

          SECTION 4.10. Applicable Transaction Documents. (a) There has heretofore been delivered to each Lender a complete and correct copy of each Applicable Transaction Document. Each Applicable Transaction Document is in full force and effect, without amendment, modification, waiver or forbearance in any manner inconsistent with
Section 3.02(d)(i), 3.03(g), 5.10 or 6.12 by or on behalf of any Borrower or any party thereto without the prior written consent of the Administrative Agent and the Required Lenders. The Applicable Transaction Documents constitute all material agreements and understandings of the parties thereto relating to the subject matter thereof. All conditions (other than conditions that are not within the control or power of TWI and its Subsidiaries) precedent to the consummation of the Applicable Transaction contained in the Applicable Transaction Documents and the Credit Documents have been or will be fulfilled on or prior to the Applicable Transaction Date (without amendment, modification, waiver or forbearance in a manner inconsistent with Section 3.02(d)(i), 3.03(g), 5.10 or 6.12 by or on behalf of any Borrower or any party thereto without the prior written consent of the Administrative Agent and the Required Lenders), and there has been no material breach or default of any provision of any Applicable Transaction Document.

          (b) All representations and warranties set forth in the Applicable Transaction Documents by the parties thereto were true and correct in all material respects as of the time as of which such representations and warranties were made and are true and correct in all material respects on the Applicable Transaction Date (except to the extent that such representations and warranties expressly relate to an earlier date) as if such representations and warranties were made on and as of such date and all covenants therein of each such party have been and are being complied with in all material respects (without amendment, modification, waiver or forbearance in any manner inconsistent with Section 3.02(d)(i), 3.03(g), 5.10 or 6.12 by or on behalf of any Borrower or any party thereto without the prior written consent of the Administrative Agent and the Required Lenders) (it being understood that the Borrowers make the foregoing representation and warranty to their respective knowledge with respect to representations by parties to the Applicable Acquisition Documents that are not TWI or any of its Subsidiaries).

          SECTION 4.11. Consents. Except as specified in Schedule
4.11, all necessary material governmental and third party approvals in connection with the Acquisitions, the

Transfers, the transactions contemplated by this Agreement and the other transactions contemplated by, or referred to in, the Transaction Documents have been or, prior to the time when required will have been, obtained and remain in effect. All applicable waiting periods have or, prior to the time when required, will have expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon or unduly hinders the consummation of the Applicable Transaction or the other transactions contemplated hereby or by the Applicable Transaction Documents, and there does not exist any judgment, order, injunction or other restraint issued or filed by a court of competent jurisdiction with respect to the consummation of the Applicable Transaction or the making of Loans, or the performance by any Company of its obligations under any of the Applicable Transaction Documents or the Credit Documents. All actions pursuant to or in furtherance of the Applicable Transaction have been and will be taken in all material respects in compliance with all applicable laws.

          SECTION 4.12. Financial Condition; Financial Statements. (a) On and as of the Closing Date and the Applicable Transaction Date, after giving effect to all Indebtedness and other obligations to be Incurred by the Companies on such date, (i) no final judgments against any Company in actions for money damages with respect to pending or threatened litigation will have been rendered in an amount such that such Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered),
(ii) the sum of the assets, at a fair valuation, of each Borrower will exceed its debts, (iii) no Borrower will have incurred or intended to, or believe that it will, incur debts beyond its ability to pay such debts as such debts mature and (iv) each Borrower will have sufficient capital with which to conduct its business. For purposes of this
Section 4.12, "debt" means any liability on a claim, and "claim" means any (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (b) There has been delivered to each Lender a true and complete copy of each of the following:

          (i) with respect to TWI, (x) audited Financial statements for the fiscal year ended December 31, 1994 and
     (y) unaudited Financial Statements for the fiscal quarter ended March 31, 1995;

          (ii) with respect to TWE, (x) audited Financial Statements and unaudited Adjusted Financial Statements for the fiscal year ended December 31, 1994 and (y) unaudited Financial Statements and Adjusted Financial Statements for the fiscal quarter ended March 31, 1995;

          (iii) with respect to TWEAN, a pro forma balance sheet as at March 31, 1995, based on the same assumptions that were used in preparing the pro forma financial statements included in the Current Reports on Form 8-K of TWI and TWE dated April 1, 1995 and May 30, 1995;

          (iv) with respect to TWI Cable, a pro forma balance sheet as at March 31, 1995, based on the same assumptions that were used in preparing the pro forma financial statements included in the Current Reports on Form 8-K of TWI and TWE dated April 1, 1995 and May 30, 1995;

          (v) with respect to each Borrower, the projected Financial Statements for each of the fiscal years 1995 through 2000, inclusive (the "Projected Financial Statements"), including projections of the aggregate amount of Loans to be outstanding to such Borrower as at the end of each such fiscal year (assuming no changes in this Agreement), which Projected Financial Statements are contained in the Confidential Information Memorandum;

          (vi) with respect to each of the Acquired Cable
     Businesses, (x) audited Financial Statements of such Acquired Cable Business for each of the two fiscal years immediately preceding the Closing Date and (y) unaudited Financial
     Statements of such Acquired Cable Business for the fiscal quarter ended March 31, 1995;

          (vii) TWI's and TWE's Current Reports on Form 8-K, each dated May 30, 1995, which contain pro forma financial information reflecting the pro forma effect of the formation of TWEAN, the CVI Acquisition, the KBLCOM Acquisition and the
     Summit Acquisition as of and for the year ended

     December 31, 1994 and as of and for the quarter ended March
     31, 1995; and

          (viii) TWI's and TWE's Annual Reports on Form 10-K for the fiscal year ended December 31, 1994 and TWI's and TWE's
     Quarterly Reports on Form 10-Q for the fiscal quarter ended
     March 31, 1995.

          (c) All Financial Statements (other than the Adjusted Financial Statements) delivered to the Lenders pursuant to Sections 4.12(b)(i), (ii) and (vi) and 5.01(a) have been prepared in accordance with GAAP, except, in the case of unaudited Financial Statements, for normal recurring year-end adjustments and the absence of footnote disclosures. All such Financial Statements present fairly the consolidated financial position, results of operations and cash flows of the Persons to whom they pertain as of each date or for each period to which they relate.

          (d) All pro forma balance sheets delivered to the Lenders pursuant to Section 4.12(b)(iii) and (iv) and all pro forma financial information included in the Current Reports on Form 8-K delivered pursuant to Section 4.12(b)(vii) comply in form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X. The assumptions made in preparing such pro forma Financial Statements are reasonable as of the Effective Date, the Closing Date and the date of such Financial Statements.

          (e) The Projected Financial Statements of each Borrower have been prepared by management of such Borrower on the basis of assumptions set forth therein that such management reasonably believed were reasonable at the date of such Projected Financial Statements, the Effective Date and the Closing Date in light of the historical financial performance of the Companies and the Acquired Cable Businesses and of then current and reasonably foreseeable business conditions.

          (f) No Company has, as of the dates of the Financial Statements delivered hereunder, the Effective Date or the Closing Date, any material Contingent Obligations, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment which is not reflected in such Financial Statements or the notes thereto that is required to be reflected in accordance with GAAP.

          (g) Since March 31, 1995, no event has occurred, no condition exists and no event or condition has become known that singly or in the aggregate with all such other events and conditions, could reasonably be expected to have a Borrower Material Adverse
Effect.

          SECTION 4.13. Tax Returns and Payments. Each Company has filed all federal income tax returns and reports and all other material tax returns and reports, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and by proper proceedings with adequate reserves maintained in respect thereof to the extent required by GAAP. Each Company has paid, or has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, local and foreign income taxes and all other material taxes applicable to all prior fiscal years and for the current fiscal year to the date of this representation and warranty.

          SECTION 4.14. Compliance with ERISA. Except to the extent the breach of one or more of the following representations and warranties could not, singly or in the aggregate, reasonably be expected to have a Borrower Material Adverse Effect, each ERISA Entity has fulfilled its obligations under the minimum funding standards of ERISA and the Code (without regard to any waiver under Section 412(d) of the Code) with respect to each Pension Plan, made all required contributions to each Multiemployer Plan, and is in compliance with the presently applicable provisions of ERISA and the Code, and has not incurred and is not reasonably expected to incur any liability to the PBGC or a Pension Plan under Title IV of ERISA (other than for premiums due). The aggregate Unfunded Current Liability of all Pension Plans (excluding each Pension Plan with an amount of Unfunded Current Liabilities of zero or less) does not exceed $50,000,000. No ERISA Entity has incurred or reasonably expects to incur any withdrawal liability under Title IV of ERISA to any Multiemployer Plan which could, singly or in the aggregate, reasonably be expected to have a Borrower Material Adverse Effect. The aggregate potential withdrawal liability, as determined in accordance with Title IV of ERISA, of the ERISA Entities with respect to all Multiemployer Plans, if incurred, could not, singly or in the aggregate, reasonably be expected to have a Borrower Material Adverse Effect. No ERISA Entity has or reasonably expects to become subject to a Lien in favor of, or requirement to provide security to, any

Pension Plan under Section 302(f) or 307 of ERISA or Section 401(a)(29) or 412(n) of the Code. No "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code have occurred or are reasonably expected to occur (including as a result of the Applicable Transaction), which could, singly or in the aggregate, reasonably be expected to have a Borrower Material Adverse Effect.

          SECTION 4.15. Compliance with Statutes, Etc. Each Company is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including those relating to pollution and environmental standards and controls, equal employment opportunity and employee safety) in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which, singly or in the aggregate, could not reasonably be expected to have a Borrower Material Adverse Effect.

          SECTION 4.16. Properties. Each Borrower and its Subsidiaries have good and valid title to all material properties owned by them including, on and after the Closing Date, all material property (other than any Beneficial Assets) reflected in the consolidated balance sheets of such Borrower and its Subsidiaries referred to in Section
4.12 free and clear of all Liens, other than as permitted by Section
6.03. Except as set forth on Schedule 4.16, a Guarantor will have good and valid title to all Material Beneficial Assets on and after the Closing Date.

          SECTION 4.17. Foreign Trade Regulations. No Company is (i) a Person included within the definition of "designated foreign country" or "national" of a "designated foreign country" in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended) or in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or within the meanings of any of said Orders or Regulations, or of any regulations, interpretations or rulings issued thereunder, or in violation of any of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (ii) an entity listed in Section 520.101 or 550.304 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Parts 520 and 550, as amended, respectively).

          SECTION 4.18. Partnership Tax Matters. As of the Closing Date, each of TWE and TWEAN will be treated as a partnership for federal income tax purposes, and not as a publicly traded partnership within the meaning of Section 7704 of the Code.

          SECTION 4.19. Beneficial Assets. (a) The fair market value (in the reasonable good faith judgment of TWE) at the Closing Date of all TWE Beneficial Assets (without duplication) will not exceed $2,000,000,000. Schedule 4.19A sets forth a complete and accurate list of all TWE Material Beneficial Assets and the holders thereof. Except as set forth in Schedule 4.19A, all TWE Material Beneficial Assets are directly held by TWE Partner Guarantors or Holder Guarantors. The fair market value, as of the Closing Date, of all TWE Beneficial Assets held by Persons other than TWE Partner Guarantors or Holder Guarantors does not exceed $100,000,000 in the aggregate.

          (b) The fair market value (in the reasonable good faith judgment of TWEAN) at the Closing Date of all TWEAN Beneficial Assets (without duplication) will not exceed $2,000,000,000. Schedule 4.19B sets forth a complete and accurate list of all TWEAN Material Beneficial Assets and the holders thereof. Except as set forth in
Schedule 4.19B, all TWEAN Material Beneficial Assets are directly held by Guarantors of TWEAN's Obligations. The fair market value, as of the Closing Date, of all TWEAN Beneficial Assets held by Persons other than Guarantors of TWEAN's Obligations does not exceed $400,000,000 in the aggregate, and the number of subscribers constituting TWEAN Material Beneficial Assets held by Persons other than Guarantors of TWEAN's Obligations does not exceed 115,000.

          (c) The only TWE Material Beneficial Asset directly held by WCI is set forth on Schedule 4.19C.

          SECTION 4.20. Summit Acquisition. A true and complete copy of each Summit Acquisition Document has been delivered to each Lender. The Summit Acquisition has been consummated in accordance with the terms of the Summit Acquisition Documents without amendment, modification, waiver or forbearance of any of such terms.

          SECTION 4.21. Guarantees. (a) On and after the date of repayment in full of the Summit Assumed Indebtedness, the Subsidiaries of Summit Communications Group that have not delivered a Subsidiary Guarantee pursuant to Section 5.12 have less than 15% of the subscribers of Summit in the aggregate.

On and after the closing of the CVI Acquisition, the Subsidiaries of Cablevision Industries Corporation that have not delivered a Subsidiary Guarantee have less than 15% of the subscribers of CVI in the aggregate. On and after the closing of the KBLCOM Acquisition, the Subsidiaries of KBLCOM Incorporated that have not delivered a Subsidiary Guarantee have less than 15% of the subscribers of KBLCOM in the aggregate.

          (b) Schedule C sets forth a true and complete list of all the Persons that are required to be Guarantors hereunder.

                              ARTICLE V

                        AFFIRMATIVE COVENANTS

          Each Borrower covenants and agrees (for itself and its Subsidiaries only) that on the Closing Date (or, with respect to
Section 5.01(a) and (d), on the Effective Date) and thereafter for so long as this Agreement is in effect and until the Commitments have terminated and the Loans and the Notes, together with interest, Fees and all other Obligations, are paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans and the Notes, together with interest and Fees, have been paid in full):

          SECTION 5.01. Information Covenants. Such Borrower will furnish to each Lender (it being understood that information with respect to TWI pursuant to paragraph (a) or (d) below shall be provided by TWE):

          (a) Financial Statements. As soon as available, and in any event within sixty (60) days after the close of each of the first three fiscal quarters and within one hundred (100) days after the close of each fiscal year of such Borrower and of TWI, Financial Statements and Adjusted Financial Statements for such fiscal quarter or fiscal year, as the case may be, of such Borrower and of TWI, in each case setting forth comparative figures for the related period in the prior fiscal year, all of which shall be certified by the chief financial officer, controller, chief accounting officer or other Authorized Officer of such Borrower, subject to changes resulting from audit and normal year-end audit adjustments and, in the case of the fiscal year Financial Statements (other than the Adjusted Financial
     Statements), accompanied by a
   report of Ernst & Young (or other certified independent accountants of national standing), unqualified as to scope, that such Financial Statements have been prepared in accordance with GAAP; provided, however, that if the independent accountants of TWEAN shall agree and if it shall be in accordance with GAAP, (i) for each fiscal quarter ending prior to June 30, 1996, the Financial Statements of TWEAN delivered in accordance with this Section 5.01(a) shall not be required to include comparative figures for the related period in the prior fiscal year and (ii) in lieu of delivering audited Financial Statements of TWEAN for the fiscal year ended December 31, 1995 in accordance with this Section 5.01(a), TWEAN may deliver audited
   Financial Statements for the 9 months ended December 31, 1995.

          (b) Compliance Certificate. At the time of the delivery of Financial Statements pursuant to Section 5.01(a), an Officers' Certificate substantially in the form of Exhibit K to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and setting forth in reasonable detail whether such Borrower and its Subsidiaries were in compliance with Section 6.11, and also setting forth (i) the computation of the ratio described in Section 6.04(b) as of the last day of the fiscal period covered by such Financial Statements, (ii) in the case of TWE, a list of the TWE Material Beneficial Assets then still held by TWI and its Affiliates, (iii) in the case of TWEAN, a list of the TWEAN Material Beneficial Assets held by TWEAN Partners and their Affiliates and (iv) the calculation of such Borrower's Maximum Permitted Indebtedness.

          (c) Notice of Default or Litigation. Promptly, and in any event within ten days after such Borrower obtains knowledge thereof, notice of (x) the occurrence of any event or the existence of any condition that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof (to the extent known) and what action such Borrower proposes to take with respect thereto and
     (y) any pending action, suit or proceeding that would, if in existence on the date hereof, be required to be set forth in
     Schedule 4.04 in order to make the representations and warranties in Section 4.04 correct.

          (d) Other Information. Promptly upon transmission thereof, copies of any public filings and registrations with, and public reports to, the SEC by TWI or such Borrower or any of its Subsidiaries with respect to their respective securities (other than registration statements on Form S-8, filings under Section 16(a) of the Exchange Act and routine filings relating to employee benefit plans) and, to the extent not previously provided to the Lenders, copies of all financial statements, proxy statements, material notices and reports provided by TWI or such Borrower or any of its Subsidiaries to its shareholders or debentureholders and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders, in each case acting on behalf of the Lenders, may reasonably request from time to time, including consolidating and product line financial information and quarterly cable television statistical data.

          (e) Interest Rate Certificates. (i) Within sixty (60) days after the close of each of the first three fiscal quarters and within one hundred (100) days after the close of each fiscal year of such Borrower, an Interest Rate Certificate setting forth the Debt Ratings and the Leverage Ratio as at the end of such fiscal quarter or fiscal year.

          (ii) Within five (5) Business Days after any change in any Debt Rating of such Borrower, an Interest Rate Certificate setting forth the new Debt Rating and the effective date thereof.

          (iii) On the date of each Testable Event with respect to such Borrower, an Interest Rate Certificate setting forth the Leverage Ratio determined on a Pro Forma Basis.

          SECTION 5.02. Books, Records and Inspections. Such Borrower will keep, and will cause each of its Subsidiaries to keep, proper records and books of account. Such Borrower will, and will cause each of its Subsidiaries to, upon reasonable prior notice to the chief financial officer, controller or any other Authorized Officer of such Borrower, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of such Borrower and its Subsidiaries, and to examine the books of account of such Borrower and its Subsidiaries and discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

          SECTION 5.03. Insurance. Such Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with financially sound and reputable insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in effect at the date hereof with respect to its respective businesses (or at the date of Acquisition thereof in the case of the Acquired Cable Businesses) or as are otherwise commercially reasonable at such time.

          SECTION 5.04. Payment of Taxes. Such Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or, to the extent such Borrower or such Subsidiary, respectively, is liable therefor, upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all claims which, if unpaid, might become a Lien or charge upon any properties of such Borrower or such Subsidiary; provided, however, that no Company shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings with adequate reserves maintained in respect thereof to the extent required by GAAP.

          SECTION 5.05. Partnership or Corporate Rights and Authority. Such Borrower will do, and will cause each of its Material Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material corporate rights, corporate licenses, corporate franchises and authority; provided, however, that any transaction not prohibited by
Section 6.02 will not constitute a breach of this Section 5.05.

          SECTION 5.06. Compliance with Statutes, Etc. Such Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including those relating to pollution and environmental standards and controls, equal employment opportunity and employee safety), in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which, singly or in the aggregate, could not reasonably be expected to have a Borrower Material Adverse Effect.

          SECTION 5.07. ERISA. As soon as possible and, in any event, within thirty (30) days after such Borrower or any of its ERISA Affiliates knows or has reason to know any of the following, such Borrower will deliver to each Lender a certificate of the chief financial officer of such Borrower setting forth details as to such occurrence and such action, if any, which such Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such Borrower, such ERISA Affiliate, the PBGC, or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred or an application has been or is reasonably expected to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standards (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan; that a Pension Plan which has an Unfunded Current Liability has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; such Borrower has incurred or is reasonably expected to incur a material tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA; such Borrower or any of its ERISA Affiliates incurs or is reasonably expected to incur a statutory Lien under ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent material contribution to a Multiemployer Plan; or that such Borrower or any of its ERISA Affiliates will or is reasonably expected to incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Pension Plan or a Multiemployer Plan under
Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA; provided, however, that such event or events result or could reasonably be expected to result in a liability of such Borrower or such ERISA Affiliate in the aggregate in excess of $1,000,000. Upon request of any Lender, such Borrower will deliver to such Lender a copy of Schedule B to the most recent annual report (Form 5500) of each Pension Plan filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any notices received by such Borrower or any of its ERISA Affiliates relating to any of the matters described in such first sentence shall be delivered to the Lenders no later than 20 days after the date such notice has been received by such Borrower or such ERISA Affiliate.

          SECTION 5.08. Use of Proceeds. Such Borrower will (i) use all proceeds of the Loans to it only as provided in Sections 2.01(b) and 4.05 and (ii) pay all amounts owing, from time to time, hereunder when due.

          SECTION 5.09. Fiscal Periods; Accountants. (a) Such Borrower will, for financial reporting purposes, cause (i) each of its fiscal years to end on December 31 of each year, (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year and (iii) each of its Material Subsidiaries to maintain the accounting periods maintained by such Material Subsidiary on the Closing Date, consistent with the past practice and procedures of each such Material Subsidiary; provided, however, that the restrictions of clause (iii) shall not apply to entities that become Subsidiaries of such Borrower after the date hereof or to any Foreign Subsidiary.

          (b) Unless the Administrative Agent shall have otherwise consented in writing (which consent shall not be unreasonably withheld), such Borrower will maintain the same firm of certified independent accountants as the other Borrowers and TWI, which firm shall be of national standing.

          SECTION 5.10. Enforcement of Rights Under Partnership Agreements. Each of TWE and TWEAN will take all reasonable action, on a reasonably timely basis, to enforce all of its rights against its respective Partners and their Affiliates under the TWE Partnership Agreement, the TWEAN Contribution Agreement or the TWEAN Partnership Agreement, as the case may be, or otherwise, except to the extent that a failure to do so could not reasonably be expected to have a Borrower Material Adverse Effect (provided, however, that such exception shall not apply with respect to the right of TWE and TWEAN (x) to receive contribution of cash flow from TWE Material Beneficial Assets and TWEAN Material Beneficial Assets, respectively or (y) to use their respective best efforts to work towards the contribution of such assets to the respective partnership).

          SECTION 5.11. TWEAN Material Beneficial Assets. TWE will (i) indemnify TWEAN and its Subsidiaries with respect to any claims relating to or arising out of the contribution of the TWE Systems and related transactions pursuant to the TWEAN

Contribution Agreement, (ii) cause each holder of TWEAN Material Beneficial Assets that is an Affiliate of TWE to comply with each and every covenant or other provision of this Agreement applicable to such holder and (iii) use its best efforts (subject to its reasonable business judgment) to continue to seek all relevant authorizations, orders, approvals and franchises with respect to the TWE Systems (including the TWEAN Beneficial Assets), and to contribute any assets contemplated to be transferred to TWEAN but not so transferred as of the Closing Date (subject to Section 6.7 of the TWEAN Contribution Agreement).

          SECTION 5.12. Subsidiary Guarantees. Without in any way limiting the requirements of Section 3.01(i), 3.02(e) or 3.03(h), such Borrower will cause each of its Wholly Owned Restricted Subsidiaries that is, or together with any other such Subsidiary not already party to a Subsidiary Guarantee would be, a Material Subsidiary to execute and deliver a Subsidiary Guarantee (it being understood that Subsidiaries that collectively would not be a Material Subsidiary need not execute a Subsidiary Guarantee unless any such Subsidiary conducts a business that is part of that conducted by another Subsidiary that executes or is required to execute a Subsidiary Guarantee); provided, however, that this sentence shall not apply to (i) Six Flags or any of its Subsidiaries, (ii) the Acquired Cable Businesses or (iii) any Subsidiary that is (a) a Foreign Subsidiary or (b) a domestic Subsidiary whose only assets are (x) the capital stock of one or more Foreign Subsidiaries or (y) foreign business operations. If at any time the Summit Assumed Indebtedness shall be repaid in full, TWI Cable (or the Transferee Borrower, as the case may be) shall cause each Subsidiary of Summit to execute and deliver a Subsidiary Guarantee simultaneously with or promptly after such repayment; provided, however, that Subsidiaries of Summit Communications Group having less than 20,000 subscribers shall not be required to deliver a Subsidiary Guarantee if Subsidiaries of Summit Communications Group that deliver such a Guarantee shall own more than 85% of the subscribers of Summit. Each such Subsidiary Guarantee shall be delivered together with board resolutions authorizing the same and an opinion of counsel as to its due authorization, execution, delivery and enforceability (with customary exceptions), to the Administrative Agent.

                              ARTICLE VI

                          NEGATIVE COVENANTS

          Each Borrower hereby covenants and agrees (except as to Section 6.11(c), for itself and its Subsidiaries only) that, as of the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated and the Loans and the Notes, together with interest, Fees and all other Obligations, are paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans and the Notes, together with interest and Fees, have been paid in full):

          SECTION 6.01. Changes in Business. Such Borrower will not, and will not cause or permit any of its Material Subsidiaries to, directly or indirectly, alter in a fundamental and substantial manner the character or scope of the businesses of such Borrower and its Subsidiaries taken as a whole from that conducted by its respective businesses immediately prior to the Closing Date (other than as would occur as a result of any Acquisition or Transfer).

          SECTION 6.02. Mergers, Etc. (a) Such Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, singly or in the aggregate, sell, transfer or otherwise dispose of all or a substantial portion of such Borrower's consolidated assets (other than in a Transfer).

          (b) Such Borrower will not, directly or indirectly, cause or suffer the wind up, liquidation or dissolution of its affairs (other than, in the case of TWE or TWEAN, a temporary dissolution immediately followed by reformation deemed to occur because of a transfer of a Partnership Interest); provided, however, that if (x) all Loans to TWEAN have been or are being repaid in full (together with all interest thereon and all other amounts then owing in respect thereof) and (y) the Borrowing Cap of TWEAN is permanently reduced to $0, TWEAN may be dissolved or liquidated in accordance with the terms of the TWEAN Partnership Agreement.

          (c) Such Borrower will not enter into a transaction of consolidation or merger unless (i) before and after giving effect on a Pro Forma Basis to such consolidation or merger, no Default or Event of Default shall have occurred and be continuing and (ii) such Borrower shall survive the consolidation or merger; provided, however, that, in connection with the KBLCOM Acquisition, TWI Cable may merge with and into KBLCOM Incorporated, which shall be renamed TWI Cable Inc. and shall assume, on terms satisfactory to the Administrative Agent, all of TWI Cable's rights, obligations and liabilities under the Credit Documents.

          (d) No holder of TWE Material Beneficial Assets shall enter into a transaction of consolidation or merger with any Person; provided, however, that, if before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the foregoing clause shall not prohibit a consolidation or merger with (i) a TWE Partner Guarantor, (ii) any Person that holds TWE Material Beneficial Assets or (iii) any other Person that guarantees the Obligations of TWE on terms reasonably satisfactory to the Administrative Agent. No holder of TWEAN Material Beneficial Assets (other than Advance, Newhouse or Advance/Newhouse) shall enter into a transaction of consolidation or merger with any Person; provided, however, that, if before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the foregoing clause shall not prohibit (x) a consolidation or merger with another Person that holds TWEAN Material Beneficial Assets or (y) a merger that complies with clause (i), (ii) or (iii) above.

          SECTION 6.03. Liens. (a) Such Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (whether real or personal, tangible or intangible and whether now owned or hereafter acquired) other than any of the following:

          (i)  Liens listed in Schedule 6.03;

          (ii) Liens (including security interests arising under or in connection with Capital Leases) securing Indebtedness or other obligations otherwise permitted to be outstanding hereunder, so long as at the time of the securing of any such Indebtedness or other obligations, the aggregate amount of such secured Indebtedness or other obligations of such Borrower and its Restricted Subsidiaries in the aggregate does not exceed 10% (5% in the case of TWI Cable) of such Borrower's Maximum Permitted Indebtedness (calculated on a Pro Forma Basis); provided, however, that the fair market value of all assets subject to Liens under this clause (ii) shall not at the time of creation of any such Lien exceed 120% of the total amount of Indebtedness so secured (it being understood that the fair market value used for the foregoing calculation shall be the fair market value of each relevant asset at the time of creation of the Lien with respect to such asset, without a re-determination of such fair market value being made at the time of creation of any subsequent Liens on any other asset);

          (iii) Liens securing Indebtedness or other obligations of any Subsidiary of such Borrower to such Borrower or to a Wholly Owned Restricted Subsidiary of such Borrower or Liens securing Indebtedness or other obligations of an Unrestricted Subsidiary to a Restricted Subsidiary;

          (iv) Liens on interests in or investments in any Non-
     Recourse Entity securing Indebtedness or other obligations of such Non-Recourse Entity; and

          (v) with respect to TWE, Liens to secure Film Financings permitted under Section 6.04(a)(iii)(1); provided, however, that such Liens shall extend only to the property or assets acquired with such Film Financing.

          (b) Notwithstanding any provision to the contrary herein, at no time shall the Capital Stock owned by any Borrower and its Subsidiaries of any Restricted Material Subsidiary (other than Six Flags and TWEAN) of such Borrower be subject to any Lien, other than as permitted by Section 6.03(a)(iii) or (iv).

          SECTION 6.04. Indebtedness. (a) (x) Such Borrower will not Incur any Indebtedness unless (I) before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (II) no scheduled payments of principal in respect thereof (other than Borrowings) shall be due before the date which is six months after the Final Maturity Date and
(y) such Borrower will not cause or permit any of its Restricted Subsidiaries (or, in the case of TWE or TWEAN, any holder of TWE Material Beneficial Assets or TWEAN Material Beneficial Assets, as the case may be, other than any of the Specified Holders or any of their respective Subsidiaries) to Incur or have outstanding any Indebtedness; provided, however, that clauses (x)(II) and (y) shall not apply to the following:

          (i) Commercial Paper of TWE or TWEAN;

          (ii) Convertible Intercompany Debt of such Borrower; provided, however, that the sum of the Convertible Intercompany Debt and Commercial Paper, if any, of such Borrower shall not exceed, at any time, such Borrower's Available Borrowing Cap;

          (iii) with respect to TWE, its Restricted Subsidiaries (other than TWEAN and its Subsidiaries) and holders of TWE Material Beneficial Assets, (1) Film Financings of up to $250,000,000 in the aggregate at any time outstanding and (2) other Indebtedness of up to $500,000,000 in the aggregate at any time outstanding;

          (iv) with respect to TWEAN and its Restricted Subsidiaries,
     (1) in the event that TWEAN shall acquire the Gerry Subs in the Gerry Acquisition and the Gerry Assumed Indebtedness; provided, however, that the Gerry Assumed Indebtedness shall be repaid with the proceeds of Loans simultaneously with or immediately after the closing of the Gerry Acquisition and (2) other Indebtedness of up to $200,000,000 in the aggregate at any time outstanding;

          (v) with respect to TWI Cable and its Restricted Subsidiaries, (1) the Summit Assumed Indebtedness, the CVI Assumed Indebtedness, the KBLCOM Assumed Indebtedness, and in the event that TWI Cable shall acquire the Gerry Subs in the Gerry Acquisition, the Gerry Assumed Indebtedness and any refinancing thereof; provided, however, that the terms of the refinancing Indebtedness shall be no more onerous to TWI Cable and its Subsidiaries than the Indebtedness so refinanced; provided, further, however, that the CVI Assumed Indebtedness (other than the 9-1/4% Senior Debentures due 2008 of CVI and the 10-3/4% Senior Notes due 2002 of CVI), the KBLCOM Assumed Indebtedness and the Gerry Assumed Indebtedness shall be repaid with the proceeds of Loans simultaneously with or immediately after the closing of the CVI Acquisition, the KBLCOM Acquisition and the Gerry Acquisition, respectively, and (2) other Indebtedness of up to $50,000,000 in the aggregate at any time outstanding; and

          (vi)  Acquired Indebtedness;

provided, further, however, that all Indebtedness (other than the Indebtedness described in clauses (i), (iii)(1), (iv)(1) and (v)(1)) shall, by its terms, be prepayable at any time without a premium or penalty in excess of 3.0% of the amount so being prepaid (other than customary LIBOR breakage costs).

          (b) Notwithstanding anything to the contrary in Section 6.04(a), neither TWI Cable nor TWE shall, nor shall TWI Cable or TWE cause or permit any of its respective Restricted Subsidiaries (other than TWEAN and its Subsidiaries) to, Incur any Indebtedness if, after giving effect thereto, the Leverage Ratio of TWI, determined on a Pro Forma Basis, would exceed 7.0:1.0.

          SECTION 6.05. Investments. Such Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Investment if, before or after giving effect thereto on a Pro Forma Basis, a Default or Event of Default shall have occurred and be continuing.

          SECTION 6.06. Restricted Payments. (a) TWEAN will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make or declare any Restricted Payment; provided, however, that TWEAN and its Restricted Subsidiaries may make any Restricted Payment in cash or Cash Equivalents if (i) before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (ii) TWEAN shall have delivered an Officers' Certificate to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (x) at the time of such Restricted Payment and after giving effect thereto on a Pro Forma Basis and (y) in the reasonable judgment and estimation of the signers of such certificate, as of the end of the next succeeding four fiscal quarters (after giving pro forma effect to all contemplated (A) Incurrences of Indebtedness (including Borrowings) and (B) capital expenditures), the Leverage Ratio of TWEAN would not exceed 3.5:1.0; provided, further, however, that TWEAN may distribute to the TWEAN Partners (in accordance with their respective TWEAN Partnership Interests) (1) $111,000,000 in cash on the Closing Date if, after giving effect to such distribution on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (2) $50,000,000 in cash during each year beginning with the year commencing on March 31, 1995 if, before and after giving effect to such distribution on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing.

          (b) TWE will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make or declare any Restricted Payment; provided, however, that TWE or any of its Restricted Subsidiaries may make any Restricted Payment in cash or Cash Equivalents if (i) before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (ii) TWE shall have delivered an Officers' Certificate to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (x) at the time of such Restricted Payment and after giving effect thereto on a Pro Forma Basis, and (y) in the reasonable judgment and estimation of the signers of such certificate, as of the end of the next succeeding four fiscal quarters (after giving pro forma effect to all contemplated (A) Incurrences of Indebtedness (including Borrowings) and (B) capital expenditures), the Leverage Ratio of TWE would not exceed, during the periods set forth below, the ratios set forth such periods:

            Period                                    Ratio

            Closing - December 31, 1996               5.00
            January 1, 1997 - December 31, 1997       4.75
            January 1, 1998 - December 31, 1998       4.50
            January 1, 1999 - Final Maturity Date     4.00

          (c) TWI Cable will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make or declare any Restricted Payment; provided, however, that TWI Cable or any of its Restricted Subsidiaries may make any Restricted Payment in cash or Cash Equivalents if (i) before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (ii) TWI Cable shall have delivered an Officers' Certificate to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (x) at the time of such Restricted Payment and after giving effect thereto on a Pro Forma Basis and (y) in the reasonable judgment and estimation of the signers of such certificate, as of the end of the next succeeding four fiscal quarters (after giving pro forma effect to all contemplated (A) Incurrences of Indebtedness (including Borrowings) and (B) capital expenditures), the Leverage Ratio of TWI Cable would not exceed 3.5:1.0.

          (d) Notwithstanding anything to the contrary herein, such Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, receive any Restricted Payment or any other distribution or Investment (whether debt or equity) from any Affiliate, or repayment of, or return on, any such distribution or Investment, unless, without giving effect thereto, such Borrower would be in compliance with all covenants (x) as of the immediately preceding fiscal quarter and (y) in the reasonable judgment and estimation of such Borrower (as evidenced in an Officers' Certificate in form and substance reasonably satisfactory to the Administrative Agent), for the next succeeding fiscal quarter.

          (e) The limitations in this Section 6.06 will not prevent
(x) any Company from (i) entering into any commercial transaction in the ordinary course of its business if the terms and conditions of such transaction are no less favorable to such Company than would be obtainable from an unaffiliated third party, (ii) assuming any Loans of TWI Cable (subject to the conditions of Sections 3.03 and 3.04) or
(iii) liquidating Paragon if before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or (y) any holder of Material Beneficial Assets (other than TWE) from distributing or otherwise transferring any assets other than such Material Beneficial Assets.

          SECTION 6.07. Transactions with Affiliates. Such Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of such Borrower other than on terms and conditions substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm's- length transaction with a Person other than any Affiliate of such Borrower; provided, however, that the foregoing restrictions shall not apply to
(i) transactions between Subsidiaries of such Borrower, or among such Borrower and its Subsidiaries and with existing joint ventures, in each case, in accordance with arrangements existing on the date hereof or in the ordinary course of business of such Borrower and its Subsidiaries, (ii) tax sharing agreements between such Borrower and its Subsidiaries, (iii) payment of Management Fees, (iv) those transactions set forth in Schedule 6.07, (v) any arrangements with officers, directors, representatives or other employees of such Borrower and its Subsidiaries relating specifically to employment as such and (vi) transactions expressly permitted by Section 6.06.

          SECTION 6.08. ERISA. Such Borrower will not, and will not cause or permit any of its ERISA Affiliates to:

          (i) engage in any transaction which is not timely corrected and in connection with which such Borrower or any of its ERISA Affiliates is reasonably likely to be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, which penalties and taxes for all such transactions could, singly or in the aggregate, reasonably be expected to have a Borrower Material Adverse Effect;

          (ii) permit to exist any accumulated funding deficiency (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not a waiver has been obtained from the Internal Revenue Service, with respect to any Pension Plan;

          (iii) permit any failure to make contributions or any amount of Unfunded Benefit Liabilities which creates, or with the passage of time would create, any statutory Lien under ERISA or the Code in favor of the PBGC or any Pension Plan or other entity; or

          (iv) permit any failure to make contributions to any Multiemployer Plan which, singly or in the aggregate, could reasonably be expected to have a Borrower Material Adverse
     Effect.

          SECTION 6.09. Assumed Indebtedness. Such Borrower will not, and will not cause or permit any of its Subsidiaries (other than the original issuer thereof, including in the case of the Summit Assumed Indebtedness, Summit) to, at any time assume, or otherwise become an obligor with respect to, any of the Assumed Indebtedness.

          SECTION 6.10. Limitation on Restrictions on Subsidiary Dividends and Other Distributions, Etc. Such Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to (other than in the case of TWE, TWEAN), directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by such Borrower or any of its Subsidiaries, (b) make loans or advances to such Borrower or (c) transfer any of its properties or assets (other than any restrictions in any franchise agreement relating to such franchise and related cable system franchise rights, and interests therein) to such

Borrower, except for such encumbrances or restrictions created, existing or which may become effective under or by reason of (i) applicable law, (ii) non-assignment provisions of any lease governing a leasehold interest or any other contract, (iii) any agreement or other instrument of a Person acquired by such Borrower or any of its Subsidiaries at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the property or assets of the Person so acquired and was not entered into in contemplation of such acquisition, (iv) the Credit Documents, (v) Liens permitted by this Agreement to the extent restricting the transfer or disposition of the assets subject to such Lien, (vi) restrictions contained in agreements in existence on the date hereof to which such Borrower or any of its Subsidiaries is a party or contained in instruments governing any Assumed Indebtedness (including any extensions or renewals thereof, but only if the restrictions in such extensions or renewals are no more onerous than those in the original agreements), (vii) restrictions on any Subsidiary of a Borrower contained in agreements entered into in connection with the sale of a minority interest in such Subsidiary; provided, however, that (a) before and after giving effect to such sale on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (b) no such restriction shall be adverse to the Lenders or shall reasonably be expected to have a Borrower Material Adverse Effect and (viii) restrictions contained in asset or stock sale agreements that relate to the conduct of the assets or businesses being sold; provided, however, that this Section 6.10 shall not prohibit encumbrances or restrictions on the ability of such Borrower to make such dividends, distributions, loans, advances or transfers.

          SECTION 6.11. Financial Covenants.

          (a) Leverage. Such Borrower will not cause or permit its Leverage Ratio as of the end of any fiscal quarter (commencing with the first fiscal quarter ending after the Closing Date), including after giving effect on a Pro Forma Basis to any Testable Event (as calculated on the date of such Testable Event), to exceed the ratio set forth opposite such period below for such Borrower:

Period                                          TWE     TWEAN   TWI Cable

Closing Date - December 31, 1996                5.25    5.00      7.00
January 1, 1997 - December 31, 1997             5.00    5.00      7.00
January 1, 1998 - December 31, 1998             5.00    5.00      6.50
January 1, 1999 - Final Maturity Date           4.50    5.00      5.50

          (b) Coverage. Such Borrower will not cause or permit its Coverage Ratio as of the end of any fiscal quarter (commencing with the first fiscal quarter ending after the Closing Date), including after giving effect on a Pro Forma Basis to any Testable Event (as calculated on the date of such Testable Event), to be less than the ratio set forth opposite such period below for such Borrower:

Period                                          TWE     TWEAN   TWI Cable

Closing Date - December 31, 1996                2.25    2.50      1.75
January 1, 1997 - December 31, 1997             2.50    2.50      1.75
January 1, 1998 - December 31, 1998             2.50    2.50      2.00
January 1, 1999 - Final Maturity Date           2.75    2.50      2.25

          (c) Combined Leverage. Such Borrower will not cause or permit the Combined Leverage Ratio as of the end of any fiscal quarter (commencing with the first fiscal quarter ending after the Closing
Date), including after giving effect on a Pro Forma Basis to any Testable Event (as calculated on the date of such Testable Event), to exceed the ratio set forth opposite such period below:

      Period                                                Ratio

      Closing Date - December 31, 1997                      5.00
      January 1, 1998 - December 31, 1998                   4.75
      January 1, 1999 - Final Maturity Date                 4.00

          SECTION 6.12. Amendment or Waiver of Organizational
Documents. Such Borrower will not cause or permit to be amended, modified or waived, or cause or permit any of its Subsidiaries to, in effect, amend, modify or, in any material respect, waive, any provision of any Organizational

Document, unless the Administrative Agent shall have determined, after consultation with its counsel, that such amendment, modification or waiver (taken as a whole, together with any other amendments, modifications or waivers occurring at such time) are not more onerous to the Lenders than are the Organizational Documents in effect prior to such amendment, modification or waiver, as the case may be; provided, however, that this Section 6.12 shall not prevent TWI Cable or any of its Wholly Owned Subsidiaries from receiving any Partnership Interest as partial consideration from and in the Transferee Borrower in any Transfer.

          SECTION 6.13. Certain Agreements. Such Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, enter into any agreement (other than the Partnership Agreements as in effect on the Effective Date or modified in a manner not inconsistent with this Agreement and other than this Agreement) that would, in effect, prohibit such Borrower or any of its Subsidiaries from granting Liens or agreeing to grant Liens; provided, however, that any Company may enter into agreements with lenders (including holders of debt securities) to such Company or any of its Subsidiaries of Indebtedness for money borrowed that prohibit the granting of Liens to third parties unless said lenders are equally and ratably secured.

          SECTION 6.14. Unrestricted Subsidiaries. (a) Schedule 6.14 sets forth (x) those Subsidiaries of each Borrower that have been designated Unrestricted Subsidiaries and (y) each Non-Recourse Entity of each Borrower. Such Borrower will not designate any of its Subsidiaries an Unrestricted Subsidiary unless (i) such Subsidiary is designated an Unrestricted Subsidiary at the time it becomes a Subsidiary of such Borrower; (ii) none of the liabilities of such Subsidiary are, directly or indirectly, recourse (including by way of set-off) to any of the Companies or any of their respective assets (other than to any Non-Recourse Entity); provided, however, that the existence of the Six Flags Contingent Obligations shall not prevent TWE from designating Six Flags or any of its Subsidiaries as an Unrestricted Subsidiary or a Non-Recourse Entity, as the case may be; and (iii) at the time such Subsidiary is designated an Unrestricted Subsidiary, before and after giving effect to such designation on a Pro Forma Basis (and treating such designation as if such designation were a making of a Restricted Payment), no Default or Event of Default shall have occurred and be continuing, as shown in an Officers' Certificate delivered to the Administrative Agent at the time of such designation. Such Officers' Certificate shall also state the specific purpose for which such designation is being made.

          (b) Such Borrower will not re-designate any Unrestricted Subsidiary a Restricted Subsidiary unless at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, before and after giving effect to such redesignation on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing, as shown in an Officer's Certificate delivered to the Administrative Agent at the time of such designation.

          SECTION 6.15. Certain Guarantees. At any time during which such Borrower is an obligor under any Indebtedness for money borrowed, such Borrower will not permit any of its Subsidiaries to guarantee or become or be a primary obligor on such Indebtedness or any refinancing or replacement thereof, unless such Borrower or such Subsidiary makes or causes to be made effective provision whereby such Borrower's Obligations will be guaranteed by such Subsidiary equally and ratably with any and all Indebtedness of such Borrower thereby guaranteed, for so long as such Indebtedness shall be so guaranteed or such Subsidiary shall act as such primary obligor on terms reasonably satisfactory to the Administrative Agent, and no release of any such guarantees of the Obligations shall be effective unless such other guarantees are simultaneously released.

                             ARTICLE VII

                          EVENTS OF DEFAULT

          Upon the occurrence of any of the following specified events (each, an "Event of Default"):

          SECTION 7.01. Payments. Any Borrower shall (i) default in the payment when due of any principal of the Loans when due; or (ii) default in the payment when due of any interest on the Loans or any Fees or any other amounts owing under any Credit Document, which default under this clause (ii) shall have continued unremedied for at least five days but in no event less than three Business Days; or

          SECTION 7.02. Representations, Etc. Any representation, warranty or statement made or deemed made by, or on behalf of, any Credit Party in any Credit Document or in any other Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          SECTION 7.03. Covenants. Any Borrower shall (a) default in the due performance or observance of any term, covenant or agreement contained in Section 5.08(i) or 5.12 or Article VI, or (b) default in the due performance or observance of any term, covenant or agreement (other than those referred to in Section 7.01 or 7.02 or clause (a) of this Section 7.03) contained in this Agreement and such default under this clause (b) shall continue unremedied for a period of at least 30 days after notice from the Administrative Agent or the Required Lenders, in each case acting on behalf of the Lenders; or

          SECTION 7.04. Default Under Other Agreements. (a) Any Borrower, any Restricted Subsidiary of any Borrower or TWI or any of its Material Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Loans) in excess of $10,000,000 individually or $50,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement governing such Indebtedness or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness referred to in clause (i) above in excess of the thresholds set forth therein or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity and such default or event or condition shall continue beyond the period of grace, if any, provided in the instrument or agreement governing such Indebtedness (after giving effect to any consent or waiver obtained and then in effect thereunder); or (b) any such Indebtedness referred to in clause (a)(i) above in excess of the thresholds set forth therein of any Company or TWI or any of its Material Subsidiaries shall, in accordance with its terms, be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or required prepayment prior to the stated maturity thereof; or

          SECTION 7.05. Bankruptcy, Etc. Any Borrower, any Material Subsidiary of any Borrower, TWI or any General Partner (each, a "Default Entity") shall commence a voluntary case concerning itself, or any Partner shall commence such a case concerning any Borrower, under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto or any similar foreign statute (the "Bankruptcy Code"); or an involuntary case is commenced against any Default Entity and the petition is not controverted within ten (10) days, or is not dismissed within sixty
(60) days, after
commencement of the case; or a custodian (as defined in the Bankruptcy
Code) is appointed for, or takes charge of, all or substantially all of the property of any Default Entity; or any Default Entity commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Default Entity; or there is commenced against any Default Entity any such proceeding which remains undismissed for a period of sixty (60) days; or any Default Entity is adjudicated (by any court of competent jurisdiction) insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Default Entity suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Default Entity makes a general assignment for the benefit of creditors; or any Default Entity shall admit in writing its inability to pay its debts as they become due or any General Partner shall admit in writing the inability of the partnership of which it is General Partner to pay its debts as they become due; or any corporate or other action is taken by any Default Entity for the purpose of effecting any of the foregoing; or

          SECTION 7.06. ERISA. Any ERISA Entity shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC; or notice of intent to terminate one or more Pension Plans having aggregate Unfunded Current Liabilities in excess of $25,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any ERISA Entity, any Pension Plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or any other event or condition that the Required Lenders determine constitutes reasonable grounds under Section 4042 of ERISA for the termination of a Material Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Material Plan shall have occurred; or a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against any ERISA Entity (i) to enforce Section 515 of ERISA with respect to amounts in excess of $25,000,000 (which amount is not being disputed, or as to which all administrative remedies under Title I of ERISA have been exhausted) or (ii) to require immediate payment of withdrawal liability (which is not being disputed, or as to which all remedies under Title IV of ERISA have been exhausted) in excess of $25,000,000 following a "default" (as defined in Section 4219(c)(5) of ERISA), and such proceeding shall not have been stayed or dismissed within sixty (60) days thereafter; or

          SECTION 7.07. Judgments. One or more judgments, attachments or decrees shall be entered against one or more of the Borrowers and/or any of their Material Subsidiaries involving a liability of $20,000,000 or more in the case of any one such judgment or decree and $50,000,000 or more in the aggregate at any one time for all such judgments and decrees for the Borrowers and their Material Subsidiaries (not paid or to the extent not fully covered by insurance provided by a carrier that has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

          SECTION 7.08. Change of Control. A Change of Control shall have occurred; or

          SECTION 7.09. Dissolution. There shall be a dissolution or liquidation for any reason (whether voluntary or involuntary) of TWE or TWEAN other than as permitted by Section 6.02(b); or

          SECTION 7.10. Taxation. TWE or TWEAN shall, for any reason,
(i) not be treated as a partnership for federal income tax purposes or
(ii) be treated as a publicly traded partnership under Section 7704 of the Code; or

          SECTION 7.11. Conflicting Agreements. Any Company, TWI, any General Partner or any of their respective Subsidiaries shall enter into any contract, agreement, instrument or understanding (other than the Partnership Agreements as in effect on the Closing Date (or modified in a manner not inconsistent with this Agreement) and any contract, agreement or instrument governing long term debt of any Company) that has the effect of restricting any Borrower or any Restricted Subsidiary of any Borrower from (x) Incurring or repaying Indebtedness, (y) granting Liens (other than any contract, agreement or instrument that requires the obligations thereunder to be equally and ratably secured with any other obligations that become secured) to any Person or (z) making distributions in respect of its Capital Stock; or

          SECTION 7.12. Certain Guarantees. Except as otherwise expressly permitted by this Agreement (including Section 9.08) or such Guarantee, any Guarantee shall cease to be in full force and effect, or any Guarantor shall disavow its obligations under its Guarantee;

          THEN (i) upon the occurrence of any Event of Default described in the foregoing Section 7.05 in respect of any Borrower, the unpaid principal amount of and accrued interest on all Loans and Notes then outstanding to each Borrower shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, declare all Loans and all Notes then outstanding to each Borrower to be, and the same shall forthwith become, due and payable, together with accrued interest thereon and any other Obligations and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

          Notwithstanding anything contained in the foregoing paragraph, if at any time within sixty (60) days after an acceleration of the Loans and the Notes pursuant to the preceding paragraph, the Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than non-payment of the principal of and accrued interest on the Loans and the Notes, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.07, then the Two Thirds Lenders, by written notice to the Borrowers, may at their option rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Two Thirds Lenders and are not intended to benefit the Borrowers and do not grant the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                             ARTICLE VIII

                       THE ADMINISTRATIVE AGENT

          In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and to distribute to each Lender its proper share of each payment so received (x) if the payment was actually received by the Administrative Agent prior to 2:00 p.m. on any day, on such day and
(y) if the payment was actually received by the Administrative Agent after 2:00 p.m. on any day, on the following Business Day (it being understood that to the extent that any such distribution is not made in full, the Administrative Agent shall pay to each Lender, upon demand, interest on its ratable share of the undistributed amount at the Federal Funds Effective Rate from the date such amount was required to be distributed to the Lenders pursuant to the foregoing clauses until the date the Administrative Agent pays such Lender its ratable share of the undistributed amount); (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to promptly distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent.

          Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except to the extent it is determined by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements contained in any Credit Document other than those expressly provided for herein. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Credit Document or other instruments or agreements. The Administrative Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Borrower of any of their respective obligations hereunder or under any other Credit Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder or under any other Credit Document and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that the Administrative Agent shall be under no express or implied duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, unless it shall be requested in writing to do so by the Required Lenders.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Borrowers. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

            Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its Pro Rata Share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Administrative Agent, each of its Affiliates and each of their respective directors, officers, employees or agents, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted to be taken by it under this Agreement or any other Credit

Document to the extent the same shall not have been reimbursed by the Borrowers; provided, however, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that is determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, employees or agents.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of their respective Affiliates, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

                              ARTICLE IX

                            MISCELLANEOUS

          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

          (a) if to any Borrower, to it at 75 Rockefeller Plaza, New York, New York 10019, Attention: Chief Financial Officer (Telecopy No. 212-307-0126), with copies to its General Counsel (Telecopy No. 212-956-7281) and to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, Attention: Robert
     B. Schumer, Esq. (Telecopy No. 212-373-2348);

          (b) if to the Administrative Agent, to Chemical Bank Agency Services, 140 East 45th Street, 29th Floor, New York, New York 10017, Attention: Janet Belden (Telecopy No. 212-622-0002), with a copy to Chemical Bank, 270 Park Avenue, New York, New York 10017, Re: Time Warner; and

          (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given if mailed, telecopied or sent by overnight courier, when deposited in the mail, telecopied or delivered to the overnight courier and if delivered by hand, when received at the address specified pursuant to this Section 9.01, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

          SECTION 9.02. Survival. (a) All covenants, agreements, representations and warranties made by any of the Credit Parties in any Credit Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to any Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans regardless of any investigation made by any of the Lenders or on their behalf, and shall continue in full force and effect as long as any obligation is outstanding and unpaid or the Commitments have not been terminated.

          (b) All indemnities set forth herein, including in Section 2.13, 2.15, 2.18 or 9.05 and Article VIII, shall survive the execution and delivery of this Agreement, the issuance of the Notes, the making of the Loans, the repayment of the Obligations, the cancellation of the Notes and the termination of the Total Commitment.

          SECTION 9.03. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

          SECTION 9.04. Effectiveness; Successors and Assigns. (a) This Agreement shall become effective on the date (the "Effective
Date") when it shall have been executed by each Borrower and the Administrative

Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Borrower shall have the right to assign or delegate any of its rights or obligations hereunder or any interest herein without the prior written consent of each Lender, except (i) that TWI Cable may assign, and the Transferee Borrower may assume, the Allocated Loans in connection with a Transfer if all the conditions set forth in Sections 3.03 and 3.04 are satisfied and (ii) as contemplated in the definition of "TWI Cable."

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, Notes and the Loans at the time owing to it); provided, however, that (i) other than in the case of an assignment to a Lender or an Affiliate of a Lender, the Administrative Agent must give prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) if such assignment is for less than all of the assigning Lender's remaining rights and obligations under this Agreement, (I) such assigning Lender shall retain, after such assignment, at least $10,000,000 of its Commitment, and (II) the amount of the Commitment being assigned shall be in integral multiples of $1,000,000 and if the assignee is not a Lender at the time of assignment, shall be in an amount not less than $10,000,000, (iii) each such assignment shall be of a pro rata portion of all of such Lender's Loans, Notes and Commitment, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, if the assignee shall not be an Affiliate of the assigning Lender, a processing and recordation fee of $3,000 (which fee shall not be required to be paid by any Borrower), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The assignment shall be deemed effective at the close of business on the date of acceptance and recordation in the Register pursuant to Section 9.04(e) or such later date specified in the Assignment and Acceptance as the settlement date, which settlement date shall be at least five Business Days after the execution thereof. Upon such effectiveness,
(A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.18 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing clause (A), to the extent that any assignment pursuant to this Section 9.04(b) would, at the time of such assignment, result in increased costs under Section 2.13, 2.15 or 2.18 from those being charged by the assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (it being understood that the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of such assignment).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) such assigning Lender represents and warrants that it is legally authorized to enter such assignment, (iii) such assigning Lender confirms that it has provided the assignee with a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 4.12 or 5.01 and such other documents as necessary, (iv) except as set forth in (i)-(iii) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of any Credit Party or the performance or observance by the Borrowers of any obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (v) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (vi) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.12 or 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(vii) such assignee has and will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, make and continue to make its own credit decisions in taking or not taking action under this Agreement; (viii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (ix) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent shall, on behalf of and solely for this purpose as agent for the Borrowers, maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in paragraph (b) above the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No purported assignment or other transfer by a Lender of all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, Notes and Loans at the time owing to it) that is not recorded in the Register in accordance with this Section 9.04(e) shall be given effect by or be binding upon the Administrative Agent or any Credit Party, and any such purported assignment or transfer shall be null and void ab initio and vest in the purported assignee or transferee no right against the Administrative Agent or any Borrower (it being understood that this sentence shall not apply to a sale of a participation pursuant to Section 9.04(g) or a pledge to a Federal Reserve Bank by a Lender pursuant to Section 9.04(i)).

          (f) If requested by the assignee Lender, each Borrower of the Loans being assigned shall, at such Borrower's sole expense, issue one or more new Notes to the assignee for the amount of Loans being assigned; provided, however, that the assigning Lender shall have surrendered to such Borrower all of the Notes evidencing the Loans being assigned or, if any such Note has been lost or is otherwise unavailable, the assigning Lender shall have executed and delivered to such Borrower an indemnity agreement in customary form reasonably acceptable to the Borrower; provided, further, however, that if the aggregate principal amount of the Notes surrendered (or lost or otherwise unavailable Notes in respect of which indemnity has been provided) by the assigning Lender is greater than the amount of Loans being assigned, such Borrower shall also issue one or more new Notes to the assigning Lender in accordance with Section 2.10 of the Credit Agreement for the amount of Loans not being assigned.

          (g) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.14 and 2.18 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity), except that all claims made pursuant to such Sections shall be made through such selling Lender, (iv) each participating bank or other entity shall be entitled to the provisions of Sections 9.05 and 9.06 and shall be obligated under Section 2.17 as if it were a Lender, (v) no participant (unless and only to the extent such participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or any other Credit Document, except that such Lender may agree with such participant that such Lender will not, without such participant's consent, agree to any amendment or waiver of this Agreement described in clauses (i) and (ii) of Section 9.07(b) and (vi) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement. Notwithstanding the foregoing clause (iii), to the extent that any participation pursuant to this Section 9.04(g) would, at the time of the sale of such participation, result in increased costs under Section 2.13, 2.15 or 2.18 from those being charged by the selling Lender prior to such sale, then the Borrowers shall not be obligated to pay such increased costs (it being understood that the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of such sale).

          (h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.05, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided, however, that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to the exceptions set forth in Section 9.10) to preserve the confidentiality of any such information.

          (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; provided, however, that no such pledge shall release any Lender from its obligations hereunder or substitute such Federal Reserve Bank for such Lender as a party hereto.

          (j) Notwithstanding any other provision of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any state.

          (k) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment in accordance with the terms hereof will upon its becoming party to this Agreement represent, that it is a commercial lender, other financial institution or other "accredited investor" (as defined in SEC Regulation D) and that it will make or acquire Loans for its own account in the ordinary course of its business; provided, however, that, subject to the provisions of this
Section 9.04, the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

          SECTION 9.05. Expenses; Indemnity. (a) The Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with entering into this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof, or incurred by the Administrative Agent or any Lender in connection with the enforcement of any of their rights in connection with any Credit Document or in connection with the Loans made hereunder, including the fees and disbursements of counsel for the Administrative Agent or, in the case of enforcement, the Lenders.

          (b) The Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Documentation and Syndication Agents, each Lender, each of their Affiliates and the directors, officers, employees and agents of each of the foregoing (each, an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee relating to or arising out of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, any Acquisition, any Transfer or the consummation of any of the transactions contemplated thereby, (ii) any enforcement of any Lender's rights in connection with any Credit Document or in connection with the Loans, (iii) the proposed or actual use of the proceeds of the Loans or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "indemnified liabilities"); provided, however, that such indemnity shall not, as to any Indemnitee, be available (x) with respect to indemnified liabilities in connection with any settlement entered into by such Indemnitee without the consent of the Borrowers (other than if the Borrowers shall be in breach of their obligations under Section 9.05(a)), which consent shall not be unreasonably withheld, or (y) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall, jointly and severally, contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

          (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans or Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without prior written notice (which notice is hereby waived by each Borrower), to recoup, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of any Borrower now or hereafter existing under any Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under such Credit Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Credit Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Company in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

          (b) No Credit Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of any Loan, or extend the maturity of or date for the payment of any principal or interest on any Loan, or decrease the rate of interest on any Loan (other than as a result of waiving the applicability of Section 2.07(b)), without the prior written consent of each Lender affected thereby, (ii) increase the Commitment of, or decrease any Fee payable to, any Lender without the prior written consent of such Lender (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in any Borrowing Cap shall not constitute a change in the terms of any Commitment of any Lender), (iii) increase the Borrowing Cap of any Borrower without the prior written consent of each Lender, (iv) limit or release any Guarantee (other than in accordance with Section 9.08), without the prior written consent of each Lender, or (v) amend or modify the provisions of this Section, Section 2.16 or the proviso of
Section 9.04(a), or the definition of "Required Lenders" or "Two Thirds Lenders", without the prior written consent of each Lender; provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.07 and any consent by any Lender pursuant to this Section 9.07 shall bind any assignee of its rights and interests hereunder.

          (c) If, in connection with any proposed amendment, waiver, discharge or termination of any of the provisions of this Agreement in accordance with Section 9.07(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Replacement Lenders pursuant to Section 2.19 (which Replacement Lender shall be reasonably acceptable to the Administrative Agent) so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, waiver, discharge or termination.

          SECTION 9.08. Release of Certain Guarantees. (a) TWE may, without the consent of any Lender, release or cause to be released any TWE Partner Guarantor or any Holder Guarantor from its Guarantee and
(b) TWEAN may, without the consent of any Lender, release or cause to be released any holder of TWEAN Material Beneficial Assets from its Guarantee, in each case if (i) such Guarantor shall no longer hold any Material Beneficial Assets, (ii) such Guarantor shall not be in breach of its Guarantee, (iii) no Default or Event of Default shall have occurred and be continuing, (iv) such Guarantee is not, by operation of Section 6.15, required to be in effect and (v) no obligations with respect to principal or interest are then due and owing by such Guarantor, and such Guarantor shall not remain directly or indirectly liable for any obligations, with respect to any other Indebtedness of any Company (other than, in the case of a TWE Partner Guarantor, in its capacity as a General Partner of TWE if such TWE Partner Guarantor shall be similarly liable for the obligations of TWE hereunder). Such release shall in all respects be subject to any reinstatement provisions set forth in such Guarantee. TWE or TWEAN, as the case may be, shall notify the Administrative Agent upon any such release, and the Administrative Agent shall notify the Lenders of such release. Nothing in this Section 9.08 shall prohibit the merger or consolidation of any TWE Partner Guarantor with or into any other Person so long as, after giving effect to such merger or consolidation on a Pro Forma Basis, (x) no Default or Event of Default shall have occurred and be continuing and (y) the representations and warranties set forth in Section 4.19(a) shall be true and correct.

          SECTION 9.09. Confirmations. Each Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note. Each such holder of a Note agrees from time to time, upon written request received by it from the Borrower owing under such Note, to make any Note held by it available for reasonable inspection by such Borrower at the office of such holder.

          SECTION 9.10. Confidentiality. Subject to Sec- tion 9.04(h), each Lender shall hold all confidential information obtained pursuant to the requirements of, or otherwise in connection with, this Agreement, including the Confidential Information Memorandum (the "Confidential Information"), in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, however, that in no event shall any Lender be obligated or required to return any materials furnished by any Company. Notwithstanding the foregoing, any Lender may disclose Confidential Information (x) to any of its Affiliates that agrees to be bound by this Section 9.10, (y) for purposes of enforcing its rights hereunder or (z) as required or requested by any Governmental Authority or pursuant to legal process; provided, however, that, unless specifically prohibited by applicable law or court order, before disclosing any Confidential Information regarding any Borrower pursuant to a request by a Government Authority (other than any such request in connection with an examination of such Lender's financial condition of by any Governmental Authority), such Lender shall notify such Borrower of such request (in advance of complying with such request, if practicable in the circumstances).

          SECTION 9.11. Partners. Each Lender (a) acknowl- edges that each of TWE and TWEAN is a partnership and (b) agrees that it will not cause or seek to cause any Partner or any assignee of any Partner's Partnership Interest to be liable, as a Partner, to such Lender with respect to any of the Loans or any Fees or other amounts payable to such Lender or participant by the partnership in which such Partner is a partner under this Agreement (except as set forth below or pursuant to any other written agreement or understanding between or among such Persons), it being agreed that (i) recourse for such purposes and any claim in respect thereof shall be limited to the Partnership Interests of such Persons and the assets and properties of TWE and TWEAN and
(ii) no judgment, order or execution entered in any suit, action or proceeding (whether legal or equitable) in respect thereof shall be enforced or obtained against any Partner or any assignee of any Partner's Partnership Interest beyond the extent of such Person's Partnership Interest; provided, however, that this paragraph shall not (x) operate as a waiver of any rights or claims against any Partner or any assignee of any Partner's Partnership Interest arising out of or resulting from such Person's misrepresentations, misconduct or violation of law or
(y) affect the validity or enforceability of any direct obligations of any Partner hereunder or under any of the other Credit Documents, including the direct obligations of TWE hereunder and under the TWE Guarantee and the obligations of TWE Partners under the TWE Partner Guarantees.

          SECTION 9.12. Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF
CONFLICTS OF LAW.

          SECTION 9.13. Jurisdiction; Consent to Service of Process.
(a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof (each, a "New York Court"), in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to any Credit Document against any other party hereto in the courts of any jurisdiction.

          (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY CREDIT DOCUMENT. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into the Credit Documents by, among other things, the mutual waivers and certification in this Section 9.14.

          SECTION 9.15. Calculations; Computations; Interpretation.
(a) All Financial Statements to be furnished to the Lenders hereunder shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved, except (i) as set forth in the notes thereto and (ii) the assets and liabilities of TWE and TWEAN shall include the TWE Beneficial Assets and TWEAN Beneficial Assets, respectively, and liabilities of the holders of such Beneficial Assets to the extent not otherwise required to be so included in accordance with GAAP; provided, however, that, except as otherwise specifically provided herein, all computations determining compliance with Article VI, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the audited Financial Statements of TWE for the fiscal year ended December 31, 1994. The covenants contained in Article V and Article VI shall apply, as if holders of TWE Material Beneficial Assets and TWEAN Material Beneficial Assets were Restricted Subsidiaries of TWE and TWEAN, respectively (each, a "Beneficial Subsidiary") during any period and on any date on which such holders own such Material Beneficial Assets (but with respect to the Specified Holders, only to the extent of the assets and liabilities related to Material Beneficial Assets).

          (b) Notwithstanding paragraph (a) of this Section 9.15, nothing contained in this Agreement shall prohibit or otherwise limit or restrict (i) any merger of a Beneficial Subsidiary into a TWE Partner Guarantor or into another Beneficial Subsidiary, (ii) the distribution or other payment by a Beneficial Subsidiary of any amounts distributed to it by TWE or TWEAN in accordance with the terms hereof (such amounts so distributed or paid by such Beneficial Subsidiary shall not be deemed Restricted Payments for purposes of this Agreement) or (iii) the ability of any holder of Beneficial Assets (other than TWE) from selling, transferring, distributing or encumbering any assets, other than the Beneficial Assets.

          (c) Calculations pursuant to the covenants set forth in Sections 6.04(b), 6.06 and 6.11 shall be made for each Person and its Subsidiaries on a consolidated basis in accordance with GAAP and the related definitions set forth in Article I, it being understood that:

          (i) with respect to TWI, TWE and any entity (including TWEAN) in which TWI owns, directly or indirectly, at least 50% of the common equity (including Restricted Subsidiaries and Unrestricted Subsidiaries of TWI) shall be so consolidated with TWI as if each were a Wholly Owned Subsidiary of TWI;

          (ii) with respect to TWE, only such percentage of the results of operations and assets and liabilities of TWEAN as is equal to the percentage of the common equity of TWEAN owned by TWE on a consolidated basis shall be so included in the results of operations and assets and liabilities of TWE; and

          (iii) as long as (x) TWI Cable owns, directly or indirectly, at least 50% of the common equity of Paragon and (y) the Borrowers collectively own, directly or indirectly, 100% of the common equity of Paragon, (A) Paragon shall be so consolidated with TWI Cable as if it were a Wholly Owned Subsidiary of TWI Cable and (B) if so consolidated, Paragon shall still be treated as an equity investment in TWE and TWEAN (to the extent of their respective interests therein); provided, however, that the amount of any distributions actually received from Paragon by TWE and/or TWEAN or their respective Subsidiaries shall, without duplication, be deducted from the Consolidated Cash Flow of TWI Cable in the period of such distribution.

          SECTION 9.16. Allocations. Without in any way derogating the joint and several obligations of the Borrowers under any provision hereunder, it is hereby acknowledged that payments under any such obligation may be allocated 9/18th, 5/18th and 4/18th among TWE, TWEAN and TWI Cable, respectively.

          SECTION 9.17. Distribution of Documents. If any provision hereof requires the Borrowers to provide a document to the Lenders, the Borrowers shall be entitled to provide such document to the Administrative Agent (with sufficient copies for the Lenders) for distribution to the Lenders.

          SECTION 9.18. Entire Agreement; Benefit. This Agreement and the other Credit Documents constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and such letter agreement. Nothing in any Credit Document, expressed or implied, is intended to confer upon any party other than the parties thereto (other than any other Indemnitee) any rights, remedies, obligations or liabilities under or by reason of the Credit Documents.

          SECTION 9.19. Severability. In the event any one or more of the provisions contained in any Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.04(a).

          SECTION 9.21. Headings. Article and Section headings and the Tables of Contents, Exhibits and Schedules used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                    TIME WARNER ENTERTAINMENT
                                    COMPANY, L.P.


                                    By: /s/ Richard J. Bressler
                                        -----------------------------------
                                         Name:  Richard J. Bressler
                                         Title: Senior Vice President
                                                and Chief Financial Officer



                                    TIME WARNER ENTERTAINMENT-
                                    ADVANCE/NEWHOUSE PARTNERSHIP

                                    By:   TIME WARNER ENTERTAINMENT
                                          COMPANY, L.P.,
                                          Managing Partner


                                    By: /s/ Richard J. Bressler
                                        ------------------------------------
                                          Name:  Richard J. Bressler
                                          Title: Senior Vice President
                                                 and Chief Financial Officer



                                    TWI CABLE INC.


                                    By: /s/ Richard J. Bressler
                                        ---------------------------------
                                         Name:  Richard J. Bressler
                                         Title: Senior Vice President



                                    CHEMICAL BANK,
                                    As Administrative Agent and Lender


                                    By: /s/ Robert K. Gaynor
                                        ---------------------------------
                                         Name:  Robert K. Gaynor
                                         Title: Vice President